Exhibit 2.1

EXECUTION VERSION

ACQUISITION AND INVESTMENT AGREEMENT

BY AND AMONG

DEERFIELD CAPITAL CORP.

BOUNTY INVESTMENTS, LLC

AND

COLUMBUS NOVA CREDIT INVESTMENTS MANAGEMENT, LLC

DATED AS OF MARCH 22, 2010

ii

iii

ACQUISITION AND INVESTMENT AGREEMENT

ACQUISITION AND INVESTMENT AGREEMENT, dated as of March 22, 2010 (this “Agreement”), by and among Deerfield Capital Corp., a Maryland corporation (the “Company”), Bounty Investments, LLC, a Delaware limited liability company (the “Investor”) and Columbus Nova Credit Investments Management, LLC, a Delaware limited liability company and wholly owned subsidiary of the Investor (the “Manager” and collectively with the Investor and the Company, the “Parties”).

WHEREAS, the Investor currently owns all of the issued and outstanding Equity Interests of the Manager (the “Units”);

WHEREAS, the Investor desires to sell, and the Company desires to purchase, upon the terms and conditions stated in this Agreement, all of the Units (the “Unit Purchase”) in consideration for the issuance by the Company of shares of common stock of the Company, par value $0.001 per share (the “Common Stock”) in an amount equal to the Stock Consideration;

WHEREAS, concurrently with this Agreement, the Company desires to sell senior subordinated convertible notes (the “Convertible Notes”) upon the terms and conditions stated in that certain Senior Subordinated Convertible Notes Purchase Agreement (the “Convertible Notes Agreement”) by and between the Company and the other parties signatory thereto, convertible into the Conversion Shares in accordance with the Convertible Notes Agreement;

WHEREAS, Deerfield & Company LLC, an Illinois limited liability company and indirect wholly owned subsidiary of the Company (the “Senior Note Issuer”), desires to repurchase the Series A Senior Secured Notes (the “Series A Senior Notes”), and Series B Senior Secured Notes (the “Series B Senior Notes,” and together with the Series A Senior Notes, the “Senior Notes”) upon the terms and conditions stated in that certain Payment Agreement and Release (the “Payment Agreement”) dated as of March 22, 2010, by and between the Senior Note Issuer, the Company and each holder of the Senior Notes (such transaction, the “Debt Buyback”);

WHEREAS, the proceeds of the Convertible Notes shall be used to finance, in part, the Debt Buyback;

WHEREAS, concurrently with this Agreement, the Manager and the Company are entering into that certain Transition Services Agreement, dated as of the date hereof;

WHEREAS, a special committee of the Board of Directors of the Company (the “Special Committee”) has unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders and has unanimously recommended to the Board of Directors of the Company that the Board of Directors of the Company approve this Agreement and the transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders and has approved this Agreement and the transactions contemplated hereby and resolved to recommend that the stockholders of the Company approve the issuance of the Stock Consideration pursuant to this Agreement and the Conversion Shares issuable pursuant to the Convertible Notes; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                    Defined Terms.

(a)                                 For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1:

“Advisory Contract” means any Contract (including any fund managed by a Person or its Affiliates, and any side letters or any other similar written agreements relating to such Contract) under which any Person or its Affiliates provide Investment Management Services to any other Person.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Ancillary Documents” means the Stockholders Agreement substantially in the form of Exhibit A hereto, the Registration Rights Agreement substantially in the form of Exhibit B hereto, the Transition Services Agreement and the Convertible Notes Agreement.

“Assumed Liabilities”  means all Liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) whenever occurring and arising out of, relating to, resulting from or incurred in connection with (i) the Manager CLO Management Agreements (including any claim or actions relating thereto, termination of, removal for cause of the Manager as the Collateral Manager (including pursuant to any “key man” provision) thereunder or the acceleration, liquidation or optional redemption of securities by a Manager CLO Issuer or any loss or deferral of revenue streams under such Manager CLO Management Agreements) or the performance thereof or any action taken pursuant thereto, (ii) the Employment Agreements, (iii) Manager Shutdown Liabilities, and (iv) any action taken or caused to be taken by or on behalf of the Company or Manager at the direction of the Company or its Affiliates, agents or contractors pursuant to the Transition Services Agreement.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the business of a Person, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business Day” means a day other than Saturday, Sunday or any other day on which banks located in New York, New York are authorized or obligated by Law to close.

“CFTC” means the Commodity Futures Trading Commission or any successor entity thereto.

“Client” means any Person to whom Investment Management Services are provided; provided, that no investor in any such Person shall be deemed a Client.

“CLO Administrator” means any administrator under any administration agreement with a CLO Issuer.

“CLO Indenture” means the Company CLO Indentures and the Manager CLO Indentures.

“CLO Investor” means an investor in any securities issued by a CLO Issuer or a Person entitled to exercise voting rights of such investor.

“CLO Issuer” means each of the Company CLO Issuers and the Manager CLO Issuers.

“CLO Trustee” means any trustee under any CLO Indenture.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as amended, and the rules and regulations promulgated thereunder.

“Company Alternative Proposal” means any offer or proposal by any Person other than the Investor or any of its Affiliates concerning any (a) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, (b) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any of its Subsidiaries) or any Subsidiary of the Company representing 10% or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing 10% or more of the voting power of the Company, (d) transaction or series of transactions in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group (as defined in Section 13(d) of the Exchange Act) has been formed which beneficially owns, or has the right to acquire beneficial ownership of, Equity Interests representing 10% or more of the voting power of the Company or (e) any combination of the foregoing.

“Company Articles of Incorporation” shall mean the Articles of Amendment and Restatement of the Company, as amended and supplemented as of the date hereof.

“Company Benefit Plans” means all “employee benefit plans” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA), and all equity purchase, equity option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation (including nonqualified deferred compensation), employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated hereby or otherwise), whether written or oral, under which (i) any current or former employee, director or consultant of the Company or any of its Subsidiaries has any present or future right to benefits and which are contributed to, maintained or sponsored by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has any present or future Liability.

“Company Bylaws” shall mean the Bylaws of the Company, as amended and supplemented as of the date hereof.

“Company CLO Issuer” means Bridgeport CLO Ltd., Bridgeport CLO II Ltd., Buckingham CDO Ltd., Buckingham CDO II Ltd., Buckingham CDO III Ltd., Burr Ridge CLO Plus Ltd., DFR Middle Market CLO Ltd., Cumberland II CLO Ltd., Forest Creek CLO Ltd., Gillespie CLO PLC, Knollwood CDO Ltd., Knollwood CDO II Ltd., Long Grove CLO Ltd., Market Square CLO Ltd., Marquette Park CLO Ltd., Mid Ocean CBO 2000-1 Ltd., Mid Ocean CBO 2001-1 Ltd., NorthLake CDO I, Limited, Oceanview CBO I, Ltd., Pinetree CDO Ltd., River North CDO Ltd., Rosemont CLO, Ltd., Schiller Park CLO Ltd., Valeo Investment Grade CDO Ltd., Valeo Investment Grade CDO II Ltd., Robeco CDO II Limited, Mayfair Euro CDO I B.V. and Aramis CDO.

“Company CLO Issuer Documents” means each final or supplemental offering memorandum, indenture and supplemental indenture (each a “Company CLO Indenture” and collectively the “Company CLO Indentures”), management agreement, trust agreement, collateral administration agreement, insurance agreement, hedge agreement and swap agreement entered into, or used in connection with an offering of securities, by a Company CLO Issuer.

“Company CLO Management Agreement” means the collateral management agreement between the Company or applicable Subsidiary of the Company and each Company CLO Issuer.

“Company Material Adverse Effect” means any effect, event, circumstance or change that (a) is or would be reasonably likely to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operation of the Company and its Subsidiaries, taken as a whole, (it being agreed that in the event of a cancellation of, notice of cancellation of, termination of, removal for cause of the Company as the collateral manager (including pursuant to any “key person” provision) under or the acceleration, liquidation or optional redemption of securities issued by a Company CLO Issuer with respect to the Company CLO Management Agreements other than with respect to Oceanview CBO I, Ltd., it shall be deemed to be materially adverse to the Company and its Subsidiaries, taken as a whole, only if the loss of the expected future revenue stream would decrease the net present value of the Company CLO Management Agreements in excess of $6,000,000 and for purposes of this calculation, the net present value of management fees will be based  upon the assumptions detailed in Section 1.1 of the Company Disclosure Schedule); provided, however, that none of the following effects, events or changes shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any change in general economic, political or financial market conditions (including conditions in the stock markets or other capital markets and changes in interest or exchange rates), (ii)  any change in the market price or trading volume of the Common Stock after the date hereof (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur), (iii) any effect, event, circumstance or change resulting from a change in applicable Law or accounting or principal after the date of this Agreement, (iv) any effect, event, circumstance or change resulting from failure by the Company to meet any projections, forecasts, revenues or earning predictions, estimates or budgets for any period prior to, on or after the date of this Agreement (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) or (v) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability, natural catastrophe or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case, whether occurring within or outside the United States; provided, that, in the case of clauses (i), (iii) and (v) such occurrence, condition, change, development, event or effect shall only be excluded to the extent it does not have a disproportionate adverse effect on the business, financial condition, or results of operation of the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the investment management business or (b) would prevent the consummation of the transactions contemplated hereby.

“Computer Software” means the computer software set forth in Section 3.12(a) of the Manager Disclosure Schedule.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 15, 2009, by and between the Manager and the Company.

“Consents” means all consents, notices, authorizations, novations, Orders, waivers, approvals, licenses, accreditations, certificates, declarations, filings or expiration of waiting periods, non-objection or confirmation by a rating agency that an action or event will not result in the reduction or withdrawal of a rating.

“Constituent Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document, and with respect to any other Person, its comparable organizational documents, in each case, as amended or restated.

“Contract” means any written or oral contract, agreement, lease, license, indenture, note, bond, mortgage, loan, instrument, conditional sale contract, guarantee commitment or other arrangement, understanding, undertaking or obligation.

“Conversion Shares” means the Common Stock issuable upon conversion of the Convertible Notes in accordance with the terms and conditions of Convertible Notes and the Convertible Notes Agreement.

“DCM” means Deerfield Capital Management LLC, a Delaware limited liability company and indirect wholly owned Subsidiary of the Company.

“Employment Agreements” means the employment agreements between the Manager and each of the Key Employees, dated as of the date of this Agreement.

“Environmental Law” means any Law relating to the protection of public health or the environment, the release or threatened release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

“Equity Interest” means any type of equity ownership in an entity, including partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, stock or similar security in a corporation or the comparable instruments for any other entity or any other interest entitling the holder thereof to participate in the profits of such entity, the proceeds or the disposition of such entity or any portion thereof or to vote for the governing body of such entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Manager Shutdown Liabilities” means the good faith estimate by the Investor of the Manager Shutdown Liabilities in the categories set forth on Schedule 2.3(a) as of the close of business on the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority or any successor entity thereto.

“Form ADV” means SEC Form ADV under the Investment Advisers Act.

“GAAP” means United States generally accepted accounting principles, as amended from time to time.

“Governmental Approvals” means all Consents of a Governmental Authority required in connection with the transactions contemplated hereby.

“Governmental Authority” means any foreign, federal, state or local governmental, judicial, legislative, regulatory or administrative agency, commission or authority, and any court, tribunal or arbitrator(s) of competent jurisdiction, including Self-Regulatory Organizations.

“Hazardous Material” means any material, substance, waste, constituent, compound, pollutant or contaminant including petroleum (including crude oil or any fraction thereof or any petroleum product or waste) subject to regulation or which could give rise to Liability under Environmental Law.

“IFRS” means the International Financial Reporting Standards, as amended from time to time.

“Indebtedness” means (i) all Liabilities for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all Liabilities in respect of mandatorily redeemable or purchasable Equity Interests or securities convertible into Equity Interests; (ii) all Liabilities for the deferred purchase price of property; (iii) all Liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which Liabilities are required to be classified and accounted for under IFRS or GAAP, as applicable, as capital leases; (iv) all indebtedness of others secured by a Lien on any asset of a Person other than a Permitted Lien; (v) to the extent not otherwise included by clauses (i) through (iv), any guaranty by a Person of any indebtedness of any other Person; (vi) all Liabilities or obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or assets of a Person (whether or not such Liability or obligation is assumed by such Person) other than a Permitted Lien; provided that Indebtedness shall exclude obligations under repurchase agreements and related hedging transactions and obligations due to brokers and broker-dealers in the ordinary course of business.

“Intellectual Property” means all (i) foreign and domestic trademarks, service marks, brand names, certification marks, collective marks, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin; (ii) patents; (iii) confidential and proprietary information, trade secrets and know-how; and (iv) copyrights, whether published or unpublished, including copyrights in computer software.

“Intervening Event” means a material event, development or change in circumstance that occurs, arises or becomes known to the Board of Directors of the Company or the Special Committee following the date of this Agreement and that has not occurred or is unknown to the Board of Directors and the Special Committee as of the date of this Agreement;  provided, however that a Company Alternative Proposal or Superior Proposal shall in no event be considered an Intervening Event.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Management Services” means any services (including sub-advisory services) which involve (i) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds) of any third party for compensation, and performing activities related or incidental thereto, or (ii) the rendering of advice with respect to the investment and reinvestment of assets or funds (or any group of assets or funds) of any third party (including any “business development company” under the Investment Company Act, or any “real estate investment trust”) for compensation, and performing activities related or incidental thereto; provided, that with respect to a third party that is an entity, Investment Management Services shall not be deemed provided to any owner of the third party unless the services in (i) or (ii) above are provided to such owner separate and apart from such services provided to the third party.

“Investor Representative” has the meaning given to it in Section 5.9.

“Key Employees” means William Hayes and Glenn Duffy.

“Knowledge of the Company” means the actual knowledge (without due inquiry) of Jonathan Trutter, Robert Contreras, Frank Straub, Aaron Peck, Luke Knecht and Dan Hattori.

“Knowledge of the Manager” or “Known to the Manager” means the actual knowledge (without due inquiry) of Paul Lipari, Jason Epstein, Ji Ham, William Hayes, Glenn Duffy, Jackson Carneiro and Michael Sloan.

“Law” means any statute, code, Order, law, ordinance, rule, regulation or other requirement of any Governmental Authority.

“Legal Proceeding” means any judicial, legislative, administrative or arbitral actions, suits, investigations, claims or other proceedings by or before a Governmental Authority.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort, based on negligence or strict liability) and whether or not the same would be required by GAAP or IFRS, as applicable, to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any lien, pledge, encumbrance, mortgage, deed of trust, security interest, equity, claim, lease, license, charge, option, adverse right, right of first or last negotiation, offer or refusal, easement or transfer restriction of any kind or nature whatsoever, whether arising by agreement, operation of Law or otherwise.

“Loss” means any and all judgments, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, diminution in value, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment), but only to the extent such losses are not covered by a payment from some third party or by insurance or otherwise recoverable from third parties; provided, that in no event shall Losses include any lost profits, consequential, indirect, incidental, punitive, special or other similar damages, other than any such damages awarded to any third party against an indemnified party.

“Manager Alternative Proposal” means any offer or proposal by any Person other than the Company or any of its Affiliates concerning any (a) merger, consolidation, other business combination or similar transaction involving the Manager, (b) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise, of assets of the Manager, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing 10% or more of the voting power of the Manager (including Equity Interests issuable upon conversion or exercise of any other security of the Manager), (d) transaction or series of transactions in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group (as defined in Section 13(d) of the Exchange Act) has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 10% or more of the voting power of the Manager or (e) any combination of the foregoing.

“Manager Benefit Plans” means all “employee benefit plans” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA), and all equity purchase, equity option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation (including nonqualified deferred compensation), employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated hereby or otherwise), whether written or oral, under which (i) any current or former employee, director or consultant of the Manager has any present or future right to benefits and which are contributed to, maintained or sponsored by the Manager or (ii) the Manager has any present or future Liability.

“Manager CLO Issuer” means each of ColumbusNova CLO Ltd. 2006-I, ColumbusNova CLO Ltd. 2006-II, ColumbusNova CLO Ltd. 2007-I and ColumbusNova CLO Ltd. 2007-II.

“Manager CLO Issuer Documents” means each final or supplemental offering memorandum, indenture and supplemental indenture (each a “Manager CLO Indenture” and collectively the “Manager CLO Indentures”), management agreement, trust agreement, collateral administration agreement, insurance agreement, hedge agreement and swap agreement entered into, or used in connection with an offering of securities, by a Manager CLO Issuer.

“Manager CLO Management Agreement” means the collateral management agreement between the Manager and each Manager CLO Issuer.

“Manager Financial Information” means (i) audited balance sheets of the Manager as of December 31, 2009, December 31, 2008 and December 31, 2007 and the related statements of operations, cash flows and member’s equity for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007 in each case with an audit report of J.H. Cohn and in each case in conformity with GAAP and in compliance with Regulation S-X under the Exchange Act applied on a consistent basis throughout the periods covered thereby and (ii) any other Manager Financial Information or disclosure required to be included in the Proxy Statement.

“Manager Material Adverse Effect” means any effect, event, circumstance or change that (a) is or would be reasonably likely to be, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of the Manager, (it being agreed that in the event of a cancellation of, notice of cancellation of, termination of removal for cause of the Manager as the collateral manager (including pursuant to any “key person” provision) under or the acceleration, liquidation or optional redemption of securities issued by a Manager CLO Issuer, it shall be deemed to be materially adverse to the Manager, taken as a whole, only if the loss of the expected future revenue stream would decrease the net present value of the Manager CLO Management Agreements in excess of $3,000,000 and for purposes of this calculation, the net present value of management fees will be based  upon the assumptions detailed in Section 1.1 of the Manager Disclosure Schedule); provided, however, that none of the following effects, events or changes shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been or will be, a Manager Material Adverse Effect:  (i) any change in general economic, political or financial market conditions (including conditions in the stock markets or other capital markets and changes in interest or exchange rates), (ii)  any effect, event, circumstance or change resulting from a change in applicable Law or accounting regulation or principle after the date of this Agreement, (iii) any effect, event, circumstance or change resulting from failure by the Manager to meet any projections, forecasts, revenues or earning predictions, estimates or budgets for any period prior to, on or after the date of this Agreement (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Manager Material Adverse Effect has occurred or would reasonably be expected to occur) or (iv) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability, natural catastrophe or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case, whether occurring within or outside the United States; provided, that, in the case of clauses (i), (ii) and (iv) such occurrence, condition, change, development, event or effect shall only be excluded to the extent it does not have a disproportionate adverse effect on the business, financial condition or results of operations of the Manager as compared to other Persons engaged in the investment management business or (b) would prevent the consummation of the transactions contemplated hereby.

“Manager Operating Liabilities” means all Liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of the Manager relating to, arising from or resulting from the operation of the Manager on or prior to the Closing Date (and regardless of (x) the Knowledge of the Manager or the Company or lack thereof with respect to such Manager Operating Liabilities or (y) the disclosure of such Manager Operating Liabilities herein in the Manager Disclosure Schedules or otherwise), other than the Assumed Liabilities and Liabilities for any and all Taxes.

“Manager Shutdown Liabilities” means the costs, expenses and Liabilities of the Manager, in the categories set forth on Schedule 1.2 of the Manager Disclosure Schedule to terminate the operations of the Manager; provided, that for the avoidance of doubt Manager Shutdown Liabilities shall not include any costs, expenses and Liabilities of the Manager owed or payable to Deloitte & Touche Products Company LLC with respect to the software system known as CDO Suite which instead shall either be paid by the Manager or assumed by the Investor prior to Closing.

“MGCL” means the Maryland General Corporation Law.

“NASDAQ” means the NASDAQ Stock Market LLC.

“New Leased Premises” means the New Premises as defined in that certain Lease Agreement, dated July 11, 2005, as amended, between the Company (as successor-in-interest to Deerfield & Company LLC) and GLL US Office, LP (as successor-in-interest to Prentiss Properties Acquisition Partners, L.P.).

“NFA” means the National Futures Association or any successor entity thereto.

“Order” means any judgment, order, injunction, stipulation, decree, writ, doctrine, ruling, assessment or arbitration award or similar order of any Governmental Authority.

“Per Share Price” means $5.50.

“Permitted Liens” means (i) statutory Liens of mechanics, materialmen, workmen, repairmen, warehousemen, carriers incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings, (ii) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or IFRS, as applicable, (iii) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been delivered to the Company or the Investor, as applicable, (iv) zoning, building, planning, entitlement and other land use and regulations regulating use or occupancy of the activities conducted on real property imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Manager or the Company, as applicable, or any violation of which is not material to the use of or value of such real property, (v) Intellectual Property licenses, (vi) minor defects or irregularities in title that do not in the aggregate, materially affect the value or current use of the underlying asset, (vii) purchase money liens on assets incurred in the ordinary course of business, (viii) Liens in connection with a deposit account bank’s right of set-off, (ix) Liens on mortgage securities or U.S. Treasury securities incurred in connection with repurchase agreements in the ordinary course of business and (x) Liens on cash and cash equivalents securing hedging obligations.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Pre-Closing Taxes” shall mean any Taxes of the Manager, the Investor or their direct or indirect equity holders for any taxable period (or portion thereof) ending on or prior to the Closing Date arising from or related to the operation of the business of the Manager; provided, however, that, for the avoidance of doubt, “Pre-Closing Taxes” shall not include (i) any Taxes that are the subject of Section 5.12(b) and (ii) any Taxes for which Manager (or the Investor or their direct or indirect equity holders) could be held liable as an indemnitor, guarantor, surety or in a similar capacity under any Manager CLO Management Agreement.

“Retained Fees” means all Manager CLO Issuer management fees earned, accrued or received by the Manager after February 28, 2010 (including any fee the payment of which is deferred pursuant to any Manager CLO Indenture with respect to such Manager CLO Issuer).

“SEC” means the United States Securities and Exchange Commission or any successor entity thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means each national securities exchange in the United States of America or other commission, board, agency or body that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which any Party or any of their respective Subsidiaries is otherwise subject.

“Short Sales” means all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

“Stockholder Approval” means the approval of the issuance of the Stock Consideration and the Conversion Shares by the affirmative vote of a majority of the total votes cast by the holders of Common Stock at a Stockholders Meeting (or any adjournment or postponement thereof).

“Straddle Period” means any taxable period beginning before or on, and ending after, the Closing Date.

“Strategic Financing Agreement” means any side letter agreement, trust agreement, confirmation, pledge agreement, guaranty or any other agreement and/or instrument pursuant to which a Person is obligated to pay, pledge, subordinate or, in any other manner, relinquish its rights to receive compensation (whether in the form of management fees, incentive fees, equity dividends or otherwise) under any Advisory Contract in respect of any investment.

“Subsidiary” means, with respect to any Person, a corporation or other Person of which more than 50% of the voting power of the outstanding voting Equity Interests or more than 50% of the outstanding economic Equity Interest is held, directly or indirectly, by such Person.

“Superior Proposal” means a bona fide written Company Alternative Proposal (except the references therein to “10%” shall be replaced by “30%”) made by a third party which was not solicited by the Company, any Subsidiary of the Company, any Company Representative or any other Affiliate of the Company and which, in the good faith judgment of the Board of Directors of the Company (after consultation with its financial advisor and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the Person making such proposal (a) if accepted, is reasonably likely to be consummated, and (b) if consummated would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Transaction (after giving effect to all adjustments to the terms thereof which may be offered by Investor (including pursuant to Section 5.10(c))).

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, escheat, transfer and gains taxes, and customs duties, and (ii) any Liability in respect of any items described in clause (i) above as a transferee or successor, pursuant to Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign Law), as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written) or as a result of successor liability or otherwise.

“Termination Agreement” means the termination agreement, dated as of March 21, 2010, entered into by and among Pegasus Deerfield (AIV), LLC, a Delaware limited liability company, PGS Management, LLC, a Delaware limited liability company, the Company, Deerfield Capital Management, LLC, a Delaware limited liability company, DPLC General Partner LLC, a Delaware limited liability company, Deerfield Loan Manager LLC, a Delaware limited liability company and Deerfield Pegasus Loan Capital LP, a Delaware limited partnership.

“Third Party Consents” means all consents or waivers or notices to any party (other than a Governmental Authority) to any Contract to which any of the Parties hereto is a party or by which any of their respective assets or properties are bound.

“Transaction” means the transactions contemplated by this Agreement.

“Trust Preferred Exchange” means the exchange by the holders of at least $95,000,000 in aggregate principal amount of the outstanding trust preferred securities issued by indirect Subsidiaries of the Company for a like aggregate principal amount of Subordinated Notes due 2035 pursuant to the Trust Preferred Exchange Agreement.

“Trust Preferred Exchange Agreement” means that certain Exchange Agreement dated as of March 4, 2010 between the Company and Taberna Capital Management, LLC providing for the Trust Preferred Exchange.

(b)                                 The following capitalized terms are defined in the section set forth opposite such term:

Term	Section
2007 Financial Statements	3.6(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.10(c)(ii)
Balance Sheet Date	3.7
Cap	7.3(a)
Change of Board Recommendation	5.10(a)
Closing	2.2
Closing Date	2.2
Common Stock	Recitals
Company	Preamble
Company Client Consents	5.7(a)
Company CLO Indenture	1.1
Company Consents	5.7(a)
Company Disclosure Schedule	Art. IV
Company Financial Statements	4.7(a)
Company Indemnified Parties	7.2(a)
Company Material Contracts	4.12(a)
Company Recommendation	4.2
Company Representatives	5.10(a)
Company SEC Documents	4.7(a)
Convertible Notes	Recitals
Convertible Notes Agreement	Recitals
Debt Buyback	Recitals
Deductible	7.3(a)
End Date	8.1(b)
FCPA	3.5(b)
Investor	Preamble
Investor Representatives	5.9
Manager	Preamble
Manager Client Consents	5.7(a)
Manager Consents	5.7(a)
Manager Disclosure Schedule	Art. III
Manager Financial Statements	3.6(a)

Manager Material Contracts	3.11(a)
Notice Period	5.10(c)(ii)
Other Filings	4.6
Parties	Preamble
Payment Agreement	Recitals
Preferred Stock	4.4
Proxy Statement	4.6
Registered Investment Company	3.9(b)
Rule 144	3.21
Section 409A	3.16(b)
Senior Note Issuer	Recitals
Senior Notes	Recitals
Series A Senior Notes	Recitals
Series B Senior Notes	Recitals
Special Committee	Recitals
Stock Consideration	2.1(b)
Stockholders Meeting	4.2
Survival Period	7.3(a)
Termination Fee	8.2(c)
Third Party Claim	7.4(a)
Unaudited Financial Statements	3.6(a)
Unit Purchase	Recitals
Units	Recitals

Section 1.2                                      Construction.  Unless the context of this Agreement clearly requires otherwise:  (i) references to the plural include the singular and vice versa; (ii) references to one gender include all genders; (iii) whenever the words “include,” “includes” or “including” are used in this Agreement they will be deemed to be followed by the phrase “without limitation;” (iv) the words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) when a reference is made in this Agreement to a Section, Schedule, Exhibit or Annex, such reference shall be to a Section, Schedule, Exhibit or Annex of this Agreement unless otherwise indicated; (vi) all references in this Agreement to “$” are intended to refer to U.S. dollars; (vii) unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive; and (viii) any reference to Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2

ACQUISITION OF THE MANAGER

AND PURCHASE OF THE CONVERTIBLE NOTES

Section 2.1                                      Acquisition of the Manager.

(a)                                  Purchase and Sale of the Units.  At the Closing, on the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties,

covenants and agreements set forth herein, the Investor shall sell, transfer, assign and convey to the Company, and the Company shall purchase and accept from the Investor, all of the Units, free and clear of all Liens (other than restrictions under applicable federal and state securities Laws), against payment by the Company of the Stock Consideration.  At the Closing, the Investor shall deliver, or cause to be delivered, to the Company, a transfer document, in a form reasonably satisfactory to the Company, evidencing the sale, transfer, assignment and conveyance of the Units to the Company.

(b)                                 Stock Consideration for the Units.  At the Closing, on the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements set forth herein, in consideration for the Units, the Company shall issue and deliver to the Investor a number of shares of Common Stock (rounded to the nearest whole share), equal to (x) $25,000,000, divided by (y) the Per Share Price (the “Stock Consideration”), free and clear of all Liens (other than restrictions under applicable federal and state securities Laws and the Stockholders Agreement).

(c)                                  Cash Consideration for the Units. In addition to the Stock Consideration, the Company shall pay to the Investor the following cash amounts (the “Deferred Purchase Price Payments”), by wire transfer in immediately available funds, on the dates and in the amounts set forth below:

Date	Amount
Six month anniversary of the Closing Date	$1,500,000
Eighteen month anniversary of the Closing Date	$1,500,000
Thirty month anniversary of the Closing Date	$1,500,000
Forty two month anniversary of the Closing Date	$1,500,000
Sixty six month anniversary of the Closing Date	$1,500,000

Section 2.2                                      Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. (New York City time) at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022 no later than the third Business Day following the satisfaction or waiver of each of the conditions set forth in Article 6 hereof (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as may be mutually agreed to by the Parties.  Such time and date are referred to in this Agreement as the “Closing Date.”

Section 2.3                                      Purchase Price Adjustment.

(a)                                  Closing Estimates.  At least five days prior to the Closing Date, the Manager shall cause to be prepared and delivered to the Company the Estimated Manager Shutdown Liabilities, prepared in accordance with the classifications set forth on Section 2.3(a) of the Manager Disclosure Schedule.

(b)                                 Post-Closing Statement.  By June 30, 2011, the Company shall cause to be prepared and delivered to the Investor a statement  (the “Final Shutdown Statement”) setting forth the Manager Shutdown Liabilities as of the date of such statement (the “Final Manager Shutdown Liabilities”). The Final Shutdown Statement shall be prepared in accordance with the definition of “Manager Shutdown Liabilities” as set forth in this Agreement.

(c)                                  Dispute.  Within 60 days following receipt by the Investor of the Final Shutdown Statement, the Investor shall deliver written notice to the Company of any dispute the Investor has with respect to the preparation or content of the Final Shutdown Statement.  If the Investor does not notify the Company of a dispute with respect to the Final Shutdown Statement within such 60 day period, such Final Shutdown Statement will be final, conclusive and binding on the parties.  In the event of such notification of a dispute, the Company and the Investor shall negotiate in good faith to resolve such dispute.  If the Company and the Investor, notwithstanding such good faith effort, fail to resolve such dispute within fifteen days after the Investor advises the Company of the Investor’s objections, then the Company and the Investor jointly shall select and engage an accounting firm to resolve such dispute (the “Arbitration Firm”); provided,  however, if the Company and the Investor are unable to jointly agree on such Arbitration Firm within fifteen days, then a partner or group of partners of Ernst & Young that does not have a current material relationship with any of the parties shall be selected as the Arbitration Firm.  As promptly as practicable thereafter, the Company and the Investor shall each prepare and submit a presentation to the Arbitration Firm.  As soon as practicable thereafter, the Company and the Investor shall cause the Arbitration Firm to choose one of the parties’ positions based solely upon the written presentations by Buyer and the Seller Representative.  The party whose position is not accepted by the Arbitration Firm shall be responsible for all of the fees and expenses of the Arbitration Firm.  All determinations made by the Arbitration Firm will be final, conclusive and binding on the parties.

(d)                                 Access.  For purposes of complying with the terms set forth in this Section 2.3, each party shall cooperate with and make available to the other parties and their respective representatives all information, records and data, and shall permit access to its personnel during normal business hours, as may be reasonably required in connection with the preparation and analysis of the Final Shutdown Statement and the resolution of any disputes thereunder.

(e)                                  Upward Adjustment.  If the aggregate Final Manager Shutdown Liabilities (as finally determined pursuant to Section 2.3(c)) are less than the aggregate Estimated Manager Shutdown Liabilities, then the Purchase Price will be adjusted upward by the amount of such shortfall, and the Investor will be entitled to receive an amount equal to such shortfall in accordance with Section 2.3(g).

(f)                                    Downward Adjustment.  If the aggregate Final Manager Shutdown Liabilities (as finally determined pursuant to Section 2.3(c)) are greater than the aggregate Estimated Final Manager Shutdown Liabilities, then the Purchase Price will be adjusted downward by the amount of such excess, and the Investor shall pay or cause to be paid an amount equal to such excess to the Company in accordance with Section 2.3(g).

(g)                                 Payments.  The amount, if any, owed by the Company to the Investor pursuant to Section 2.3(e), on the one hand, or by the Investor to the Company pursuant to Section 2.3(f), on the other hand, shall be paid in full by wire transfer of immediately available funds (unless otherwise agreed by the party receiving the payment) within five Business Days of the date on which such amount is finally determined.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF

THE MANAGER AND THE INVESTOR

Except as set forth in the corresponding sections of the disclosure schedule (the “Manager Disclosure Schedule”) delivered by the Manager to the Company concurrently herewith, the Manager represents and warrants as to itself and the Investor represents and warrants as to itself and only as to Sections 3.1-3.4, 3.6(c), 3.17, 3.18 and 3.20 as of the date hereof and as of the Closing to the Company as follows:

Section 3.1                                      Organization.  (a)  Each of the Investor and the Manager is duly formed, validly existing and in good standing under the Laws of Delaware with all requisite power and authority required to conduct its business as presently conducted.  The Manager has heretofore made available to the Company true and complete copies of the Constituent Documents of the Manager and each such Constituent Document is in full force and effect.

(b)                                 Each of the Investor and the Manager is duly qualified or licensed to transact business and is in good standing in all jurisdictions where the ownership or operation of its respective assets and properties or the conduct of its business requires such qualification, except where the failure to be so licensed or in good standing would not have a Manager Material Adverse Effect.

Section 3.2                                      Authorization; Enforceability.  Each of the Investor and the Manager has all requisite limited liability company power and authority to execute and deliver this Agreement and each applicable Ancillary Document that it is a party to and to perform its obligations hereunder and thereunder.  The execution and delivery by the Investor and the Manager of this Agreement and each applicable Ancillary Document that it is a party to and the performance by the Investor and the Manager of its obligations hereunder and thereunder have been duly authorized by all requisite limited liability company action of the Investor and the Manager.  No other limited liability company action on the part of the Investor or the Manager  or any respective member of the Investor or Manager is necessary to authorize the execution, delivery and performance by the Investor and the Manager, respectively, of this Agreement and each applicable Ancillary Document that each is a party to and the consummation by the Investor and the Manager of the transactions contemplated hereunder and thereunder.  This Agreement has been and each applicable Ancillary Document that the Investor or the Manager will be a party to will be duly executed and delivered by the Investor and the Manager and, assuming that this Agreement and each applicable Ancillary Document has been duly authorized, executed and delivered by each of the other parties hereto and thereto, constitutes or, when executed and delivered by the Investor or the Manager, as applicable, will constitute the legal, valid and binding obligation of the Investor and the Manager, enforceable against the Investor and the Manager in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity, including principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

Section 3.3              Title; Capitalization and Subsidiaries.  The Investor owns one hundred percent of the Equity Interests of the Manager which consist exclusively of the Units.  The Investor owns beneficially and of record, and has good, valid and marketable title to, the Units, free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such Units).  No other Equity Interests in the Manager are authorized, issued or outstanding.  There are no outstanding options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind, obligating the Investor or the Manager to issue, deliver or sell, or cause to be issued, delivered or sold Equity Interests in the Manager or obligating the Investor or the Manager to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding or authorized appreciation, phantom, profit participation or similar rights with respect to the Equity Interests of the Manager.  There are no outstanding contractual obligations of the Investor or the Manager to repurchase, redeem or otherwise acquire any of the Equity Interests of the Manager or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person.  The Units are being sold by the Investor free and clear of all Liens, and, upon payment for such Units by the Company pursuant to the terms of this Agreement, the Company will acquire good, valid and marketable title to such Units free and clear of all Liens, other than those arising from the Company’s ownership thereof.  The Manager has no Subsidiaries and the Manager does not own or have the right to acquire any security or interest in any other Person.

Section 3.4              Non-Contravention; Consents and Approvals.  (a) The execution and delivery of this Agreement by the Investor and the Manager and the Ancillary Documents to which they are parties, the consummation by the Investor and the Manager, as applicable, of the transactions contemplated hereby and thereby, and the performance by the Investor and the Manager of their respective obligations hereunder and thereunder: (i) does not violate any provision of the Constituent Documents of the Investor or the Manager or any Manager CLO Issuer; and (ii)(A) does not conflict with or violate any applicable Law of any Governmental Authority having jurisdiction over the Investor, the Manager or any Manager CLO Issuer or any part of the properties or assets of the Investor, the Manager or any Manager CLO Issuer, (B) does not require the Consent of any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any

Manager CLO Management Agreement, (C) does not require the Consent of any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract other than a Manager CLO Management Contract to which, the Investor, the Manager or any Manager CLO Issuer is a party or by which any of their respective properties or assets is bound, (D) does not result in the creation or imposition of any Lien on any part of the properties or assets of the Investor, the Manager or any Manager CLO Issuer, (E) does not violate any Order binding on the Investor, the Manager or any Manager CLO Issuer or any part of their respective properties or assets, and (F) does not otherwise require any Governmental Approvals or any Third Party Consents in each case other than the Manager CLO Consents (as defined below).

Section 3.5              Compliance with Laws.  (a)  The Manager is not in material violation of, and has not violated in any material respect, any applicable Law affecting or related to the Manager or any Manager CLO Issuer and any of their businesses, operations, assets or employees.  To the Knowledge of the Manager, no investigation or review by any Governmental Authority with respect to the Manager or any Manager CLO Issuer is pending or threatened and no Governmental Authority has indicated an intention to conduct the same.

(b)         None of the Manager, any Manager CLO Issuer, or any of their managers, directors or officers acting for or on their behalf, or, to the Knowledge of the Manager, any employee or agent of the Manager, any Manager CLO Issuer or any Person acting for or on their behalf, has, directly or indirectly, (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity, (ii) made any payment or offered, promised or authorized the payment of anything of value, regardless of form, whether in money, property or services, to or for the benefit of any U.S. or non-U.S. government official or employee, any official or employee of a public international organization, or any political party or candidate for political office for the purpose of influencing any act or decision of such individual or of any Governmental Authority or public international organization, or securing any improper advantage, in order to obtain or retain business or direct business to any Person in violation of applicable Law, (iii) made any other unlawful payment, regardless of form, whether in money, property or services, including any payment which constitutes criminal bribery under applicable Law or (iv) violated any applicable export control, money laundering or anti-terrorism law or regulation, the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), or any other applicable anti-bribery law or regulation, of any applicable jurisdiction, or any applicable Law of similar effect.

Section 3.6              Financial Statements.  (a)  The Manager has previously made available to the Company copies of the unaudited balance sheets of the Manager as of December 31, 2009 and December 31, 2008 and the related unaudited statements of operations for the fiscal years ended December 31, 2009 and December 31, 2008 (the “Unaudited Financial Statements”) and audited balance sheet as of December 31, 2007 and related audited statement of operations, cash flows and member’s equity for the fiscal year ended December 31, 2007 (the “2007 Financial Statements” and collectively with the Unaudited Financial Statements, the “Manager Financial Statements”).  The Manager Financial Statements fairly present in all material respects the financial position of the Manager as of the respective dates thereof, and the results of the operations for the respective fiscal periods covered thereby, in the case of the Unaudited Financial Statements in accordance with IFRS consistently applied during the periods presented and in the case of the 2007 Financial Statements in accordance with GAAP consistently applied during the periods presented, and (i) have been prepared from the Books and Records of the Manager and (ii) are complete and current in all material respects.

(b)         There are no material off balance sheet transactions, arrangements, obligations, or relationships to which the Manager is a party or bound (or has any commitment to be a party or bound by) including any joint venture, partnership agreement or similar Contract relating to any transaction, arrangement or relationship between or among the Manager on the one hand, and any unconsolidated Affiliate (including any structured finance, special purpose or limited purpose entity, on the other hand).

(c)          Neither the Manager nor the Investor has received any complaint, allegation, assertion or claim in writing regarding a material aspect of the accounting practices, procedures, methodologies or methods of the Manager’s internal accounting controls, including any such complaint, allegation, assertion or claim that the Manager has engaged in questionable accounting or audit practices.  The Investor has made available to the Company any management letters, or other formal communications, including with respect to proposed adjustments, from any of the Investor’s auditors to the Investor, any officer of the Investor or the board of managers (or equivalent body) of the Investor, in any case regarding (1) any significant deficiencies and material weaknesses in the design or operation of disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which have adversely affected or are reasonably likely to adversely affect the ability of the Manager to record, process, summarize and report financial date, (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Manager’s internal control over financial reporting or (3) any other deficiencies in the accounting system of the Manager.

Section 3.7              Absence of Certain Changes and Events.  Since December 31, 2009 (the “Balance Sheet Date”), (a) the Manager has conducted its business only in the ordinary course and consistently with past practice; (b) the Manager has not suffered any event, change, occurrence, facts or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Manager Material Adverse Effect; and (c) there has not been any action, omission or event that would be prohibited by or require consent of the Company pursuant to Section 5.1 had such action, omission or event been taken, occurred or arisen after the date of this Agreement.

Section 3.8              No Undisclosed Liabilities.  (a)  Except for (i) those Liabilities that are reflected on or reserved against in the Manager Financial Statements or (ii) those Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, and that are not in each case, individually or in the aggregate, material to the Manager, the Manager does not have any Liabilities of any kind or nature whatsoever, whether known or unknown, accrued, contingent, absolute, determined, or determinable, or whether otherwise due or to become due, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability.

(b)         The Manager is not liable for any Indebtedness for borrowed money.

Section 3.9              Regulatory Compliance.  (a)  None of the Manager nor, to the Knowledge of the Manager, any other Person “associated” (as defined under the Investment Advisers Act) with the Manager during the preceding ten years, has been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or has engaged in any conduct, been involved in any Legal Proceeding or is or was subject to any Order that is required to be disclosed on a Form ADV (assuming for this purpose that Manager is required to file a Form ADV).

(b)         Neither the Manager nor any Manager CLO Issuer is registered as, or is required to be registered as, an “investment company” under the Investment Company Act (a “Registered Investment Company”), and no other Person to whom the Manager renders Investment Management Services is a Registered Investment Company.

(c)          No exemptive Orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, and no requests are pending therefor, by or with respect to the Manager or any Manager CLO Issuer or any employee of any such Person in connection with the business of the Manager or any Manager CLO Issuer.

(d)         The Manager is not, has not been and has not ever been required to be registered as a broker-dealer with the SEC and is not a member of FINRA.

(e)          The Manager (i) is not and has not been an “investment adviser” required to register under the Investment Advisers Act or any other applicable Laws and (ii) is not required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act or any other applicable Laws.

(f)            The Manager is not registered with the CFTC as a “commodity pool operator” (as such term is defined in the Commodity Exchange Act) or a member of the NFA.  Neither the Manager nor any of its Affiliates, during the preceding ten years, has been convicted of any crime, or is or has been subject to any disqualification that would be a basis for a denial, suspension or revocation of registration with the CFTC or the NFA as a “commodity pool operator” (as such term is defined in the Commodity Exchange Act).

(g)         None of the Manager or any of its “affiliated persons” (as defined in the Investment Company Act), during the preceding ten years, has been convicted of any crime, or is or has been subject to any disqualification that would cause such Person to be ineligible pursuant to Section 9 of the Investment Company Act to serve or act in the capacity of employee, officer, director, member of an “advisory board,” “investment adviser,” or “depositor” of any “registered investment company,” or “principal underwriter” for any “registered open-end company,” “registered unit investment trust,” or “registered face amount certificate company,” as each such term is used in the

Investment Company Act, and, to the Knowledge of the Manager, there is no basis for any such ineligibility attributable to the Manager or its “affiliated persons” (as defined in the Investment Company Act).

Section 3.10        Manager CLO Issuers.

(a)          The Manager does not have any Clients other than the Manager CLO Issuers.  The Manager is not a party to any Advisory Contracts or Strategic Financing Agreements other than the Manager CLO Management Agreements.  To the Knowledge of the Manager, the most recent trustee report under each Manager CLO Indenture accurately reflects each asset that qualifies as a “Defaulted Obligation” or a “Defaulted Security” (each as defined in the applicable Manager CLO Indenture) as of the date of such report and to the Knowledge of the Manager there have been no material misstatements under any such trustee reports.

(b)         Set forth on Schedule 3.10(b) of the Manager Disclosure Schedule is the manner of Consent required for the “assignment” (or deemed assignment) under applicable Law, including the Investment Advisers Act and the Manager CLO Management Agreements, by the Manager of each Manager CLO Management Agreement in connection with the transactions contemplated by this Agreement, in each case so that any such Consent will be duly and validly obtained in accordance with all applicable Law and the terms of any Contracts relating thereto.

(c)          Except as set forth in Section 3.10(c) of the Manager Disclosure Schedule and expressly described thereon, as of the date hereof, there are no Contracts pursuant to which the Manager has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any of the Manager CLO Issuers.  Except as set forth in Section 3.10(c) of the Manager Disclosure Schedule, (i) no Manager CLO Issuer, applicable CLO Investor, applicable CLO Trustee or applicable CLO Administrator has notified the Manager that the Manager CLO Issuer (including after giving effect to the Closing) has (or, with the giving of notice or the passage of time, or both, will have) the right to terminate the Manager or reduce or defer the fees payable to the Manager under any Manager CLO Management Agreement, (ii) to the Knowledge of the Manager, there is no fact with respect to any relationship the Manager has with any Manager CLO Issuer that materially adversely affects or could reasonably be expected to materially adversely affect any Manager CLO Management Agreement, and (iii) no Manager CLO Issuer, applicable CLO Investor, applicable CLO Trustee or applicable CLO Administrator has notified the Manager that it may cause, either individually or collectively with others, a redemption of any securities issued by such Manager CLO Issuer or termination of any Manager CLO Management Agreement.

(d)         No Manager CLO Issuer is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (ii) a Person acting on behalf of such a plan; or (iii) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations.

(e)          Section 3.10(e) of the Manager Disclosure Schedule sets forth a true, correct and complete list of the Manager CLO Issuer Documents relating to the Manager CLO Issuers.  The Manager has provided the Company with true and correct copies of all Manager CLO Issuer Documents relating to the Manager CLO Issuers, and the offering circulars or memoranda included in such Manager CLO Issuer Documents relating to the Manager CLO Issuers did not at the time such Manager CLO Issuer issued any securities related to such Manager CLO Issuer Documents contain any untrue statement of a material fact concerning the Manager or omit to state a material fact concerning the Manager necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.  Each Manager CLO Issuer Document to which the Manager is a party is in full force and effect and binding upon the Manager and, to the Knowledge of the Manager, the other parties thereto, except as (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.  To the Knowledge of the Manager, no Default (as defined in the applicable Manager CLO Indenture) has occurred and is continuing under any Manager CLO Indenture, no Event of Default (as defined in the applicable Manager CLO Indenture) has occurred and is continuing under any Manager CLO Indenture.

(f)            The Manager has not provided notice of its resignation as the manager under any Manager CLO Management Agreement.

(g)         Other than the Manager CLO Management Agreements and the Manager CLO Indentures, there are no Contracts pursuant to which the Manager receives fees or payments in connection with its services under any Manager CLO Issuer Document.  The Manager has not entered into any Contract providing for the sharing of fees, delegation of any obligations or assignment or pledge of any rights under any Manager CLO Management Agreement.  Section 3.10(g) of the Manager Disclosure Schedule set forth a true, correct and complete list of any securities of each Manager CLO Issuer owned by the Manager, the Investor or any of their respective Affiliates.

(h)         No Manager CLO Issuer has or is required to file federal, state, local or foreign Tax Returns or pay any Taxes or is otherwise subject to taxation in any jurisdiction except for the filing of Tax Returns and payment of Taxes in the Cayman Islands.  Each Manager CLO Issuer (i) has materially complied with all required Tax information reporting requirements to which it is subject by timely filing such Tax information reporting returns and reports in a form that is accurate and complete in all material respects and (ii) has complied in all material respects with the operating guidelines set forth in the applicable Manager CLO Management Agreement or Manager CLO Indentures to avoid engaging, or deemed to be engaging, in a trade or business within the United States for United States federal income tax purposes or subject to United States federal, state or local income tax on a net income basis.

(i)             No event or circumstance has occurred or exists which constitutes “cause” under any Manager CLO Management Agreement, or, with the passage of time or giving of notice, would constitute “cause” under any Manager CLO Management Agreement and no Manager CLO Issuer, investor in any security issued by a Manager CLO Issuer, applicable CLO Trustee or applicable CLO Administrator has stated that such event or circumstance has occurred or exists.

Section 3.11        Contracts.

(a)                                  Section 3.11(a) of the Manager Disclosure Schedule lists, and the Manager has provided to the Company true, complete and correct copies of, the following Contracts (including all material amendments, modifications, extensions, renewals, guarantees, schedules, exhibits or ancillary agreements with respect thereto, or in the case of oral Contracts, written descriptions of the material terms thereof) to which the Manager is a party or is bound by as of the date hereof (collectively, the “Manager Material Contracts”):

(i)                                     each Manager CLO Management Agreement;

(ii)                                  any Contract relating to (x) the engagement of any financial institution (other than with any rating agency, trustee or routine service provider) in respect of engagements not yet completed or (y) in respect of the warehousing of securities not yet completed, in each case, in connection with the formation or offering of any securities of any Manager CLO Issuer;

(iii)                               any Contract for the purchase of any data, assets, material or equipment, other than any such Contract in an amount not exceeding $25,000 annually;

(iv)                              any Contract for the sale or disposition of assets of the Manager in excess of $25,000 other than financial assets in the ordinary course of business;

(v)                                 any Contract relating to the acquisition (by merger, share exchange, consolidation, combination or purchase of Equity Interests or assets or otherwise) by the Manager of any corporation, partnership, limited liability company, or other business organization, division or operating business or material assets or the capital stock or other equity interests of any other Person;

(vi)                              any Contract relating to Indebtedness of the Manager;

(vii)                           any Contract, excluding any Manager Benefit Plan, with any (A) current officer, director, member or Affiliate of the Manager or (B) any former officer, director, member or Affiliate of the Manager pursuant to which the Manager has any continuing obligations thereunder;

(viii)                        any Contract imposing a Lien (other than Permitted Liens) on any of the assets of the Manager;

(ix)                                any Contract with any Governmental Authority (other than a Contract relating to an investment by a Governmental Authority in a Manager CLO Issuer);

(x)                                   any Contract for the placement, distribution or sale of any interests in the Manager (including any agreement with respect to the referral or solicitation of prospective investors in any Manager CLO Issuers) in respect of placements, distributions or sales not yet completed;

(xi)                                any Contract pursuant to which the Manager licenses third-party Intellectual Property (other than Contracts granting rights to use “off-the-shelf,” “click-wrap,” or “shrink-wrap” software, as well as other commercially available software licenses with royalties or license fees not exceeding $25,000 annually);

(xii)                             any Contract that (A) provides for a material earn-out or similar contingent obligation of the Manager or (B) contains a “clawback” or similar undertaking requiring the contribution, reimbursement or refund by the Manager of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to the Manager;

(xiii)                          any Contract requiring that the Manager (A) co-invest with any other Person; (B) provide seed capital or similar investment; or (C) invest in any investment product (including, any such Contract requiring additional or “follow-on” capital contributions by the Manager);

(xiv)                         any Contract that contains any of the following rights provided by the Manager to a Client advised by the Manager:  (A) special withdrawal or redemption rights; (B) designation rights regarding advisory boards or similar provisions; (C) anti-dilution rights; (D) special notice or reporting requirements; (E) a “most favored nation” or similar provision; or (F) early termination rights with respect to a Manager CLO Issuer; and

(xv)                            any other Contract not otherwise disclosed pursuant to this Section 3.11(a) having a duration in excess of one year and not terminable without penalty upon 90 days or less prior notice by the Manager that requires future expenditures of money in excess of $125,000.

(b)         (i) Each Manager Material Contract is in full force and effect, in all material respects, is a valid and binding obligation of the Manager and, to the Knowledge of the Manager, each other party thereto, except to the extent that the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (B) general principles of equity, including principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law), (ii) the Manager is not in material breach or violation of, or default under, any Manager Material Contract and, to the Knowledge of the Manager, no event exists that with notice, the passage of time or both would constitute a material default by Manager under any Manager Material Contract, (iii) to the Knowledge of the Manager, it has not received any written claim of default under or cancellation of any Manager Material Contract, and (iv) to the Knowledge of the Manager, no other party is in breach or violation of, or default under, any Manager Material Contract.

(c)          (i) Each Manager CLO Management Agreement is in full force and effect in all material respects and is a valid and binding obligation of the Manager, and to the Knowledge of the Manager, no event or circumstance exists that would constitute a material breach or violation of, or default under a Manager CLO Management Agreement or cause for termination by a Manager CLO Issuer of a Manager CLO Management Agreement, (ii) the Manager has performed all of the material obligations required to be performed by it under each Manager CLO Management Agreement, and is not in material breach or violation of, or default under any Manager CLO Management Agreement or Manager CLO Indenture and (iii) the Manager has not received any written claim of default under or cancellation of or that cause for termination or removal exists under any Manager CLO Management Agreement or Manager CLO Indenture and (iv) to the Knowledge of the Manager, no other party is in breach or violation of, or default under, any Manager Material Contract.

Section 3.12                                                            Intellectual Property

(a)                                  The Manager owns and possesses all right, title and interest in and to the Computer Software, free and clear of any Liens other than Permitted Liens.

(b)                                 To the Knowledge of the Manager, the use of the Computer Software in the business of the Manager as currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any Person.

Section 3.13        Litigation.  (a) There is no material Legal Proceeding pending nor, to the Knowledge of the Manager, threatened against the Manager or the Manager CLO Issuers before any Governmental Authority, (b) none of the Manager or the Manager CLO Issuers is a party to or is subject to any Order or other arrangement with any Governmental Authority and none of the Manager or the Manager CLO Issuers has been notified by any Governmental Authority to the effect that such Governmental Authority is contemplating issuing or requesting any such Order or other arrangement, and (c) none of the Manager or the Manager CLO Issuers is in default under, or has failed to comply with, any material Order applicable to it.

Section 3.14        Taxes.  (a) The Manager has timely filed or caused to be timely filed all material Tax Returns required to be filed with respect to any assets of the Manager and all such Tax Returns when filed were true, correct and complete in all material respects, (b) the Manager has paid, or caused to be paid, all material Taxes due and payable with respect to any assets of the Manager and has made or caused to be made adequate provision in accordance with GAAP or IFRS for any material Taxes not yet due and payable with respect to any assets of the Manager, (c) no Tax Liens other than Permitted Liens are in effect or have been filed and are still outstanding with respect to any assets of the Manager and no claims or adjustments are being asserted or threatened in writing, in each case with respect to any material amount of Taxes with respect to any assets of the Manager, (d) the Manager has not received written notice of any outstanding Tax audit or inquiry with respect to a material amount of Taxes which the Manager has not made available to the Company, (e) the Manager has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, (f) there are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns with respect to any assets of the Manager, (g) the Manager is not a party to any outstanding agreement providing for the allocation or sharing of Taxes, other than customary commercial agreements not primarily related to Tax and other than the limited liability company agreement of the Manager, (h) the Manager is properly classified for United States federal income and applicable United States state and local income Tax purposes as a disregarded entity and the Manager has been so classified, or has been classified as a partnership for such purposes, since the commencement of its operations and (i) the Manager has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(4).  The representations and warranties of the Manager made in this Section 3.14 refer only to the past activities of the Manager and are not intended to serve as representations to or warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any taxable periods (or portions thereof) beginning after, or Tax positions taken after, the Closing Date.

Section 3.15        Affiliate Transactions.  Except as set forth in Section 3.15 of the Manager Disclosure Schedule, since January 1, 2009, the Manager has not engaged in any transactions and is not party to any agreements, arrangements or understandings between the Manager, on the one hand, and the Investor and its Affiliates (other than the Manager), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K if the Manager were subject thereto.

Section 3.16        Employee Benefit Plans(a)  Section 3.16(a) of the Manager Disclosure Schedule identifies each Manager Benefit Plan.  The Manager has delivered or made available to the Company true and complete copies of each Manager Benefit Plan and all amendments thereto (and for any Manager Benefit Plan that is not in writing, a written description of the material terms thereof), current summary plan descriptions (and all summaries of material modifications thereto) of each of the Manager Benefit Plans subject to ERISA and similar descriptions of all other Manager Benefit Plans, the trust agreement, insurance contract or other documentation of any funding arrangement related to each Manager Benefit Plan, any material communications to and from any Governmental Authority or to or from any participant of a Manager Benefit Plan (or a written description of any material oral communications), the most recent Form 5500 and related schedules for each Manager Benefit Plan subject to ERISA’s reporting requirements, the two most recent actuarial reports and audited financial statements, and the most recent determination or opinion letter from Internal Revenue Service (the “IRS”) with respect to the qualified status of each of the Manager Benefit Plans that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code.  The Manager Benefit Plans have been established, maintained, operated and administered in all material respects in accordance with their terms and are in compliance in all material respects with the applicable Law, including ERISA and the Code.  Each Manager Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has been determined by the IRS to be a qualified plan (in form) by the issuance of a favorable determination or opinion letter by the IRS.  There is no pending or, to the Knowledge of the Manager, threatened material legal actions, suits, Liens, complaints or claims relating to any Manager Benefit Plan and no circumstances which could cause the loss of such qualification of any Manager Benefit Plan intended to be qualified under Section 401(a) of the Code.  To the Knowledge of the Manager, in the two years immediately preceding the Closing Date, the Manager has not engaged in a transaction in connection with which the Manager would be subject to either a civil penalty pursuant to Section 502(i) of ERISA or Tax pursuant to Section 4975 of the Code that could reasonably be expected to have a Manager Material Adverse Effect.  No material action, suit, proceeding, hearing or investigation with respect to the administration of the investment of the assets of any of the Manager Benefit Plans (other than routine claims for benefits) is pending or, to the Knowledge of the Manager, threatened.  No Manager Benefit Plan is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code and neither the Manager nor any member of their Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has at any time in the five years immediately prior to the Closing Date sponsored or contributed to, or has had any Liability or obligation with respect to, any plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code.  The Manager does not have any present or future Liability under any of the Manager Benefit Plans to provide death, medical, life or other health and welfare benefits with respect to any of its employees or other service providers (or their spouses, beneficiaries, or dependents) subsequent to the retirement or other termination of service of any such employee or service provider, other than continuation coverage as described under Part 6 of Title I of ERISA.  The Manager does not maintain or otherwise have any Liability with respect to any deferred compensation, excess benefit or other non-qualified supplemental retirement plan, program or arrangement.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in conjunction with any other event), will (i) result in (or  any material increase in) any compensation or payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director, officer, partner, member, consultant or employee of the Manager under any of the Manager Benefit Plans or otherwise from the Manager, (ii) materially increase any benefits otherwise payable or result in any new obligation under any Manager Benefit Plans, (iii) result in any material acceleration of the time of payment, funding or vesting of any such benefit (whether through a grantor trust or otherwise), or (iv) result in any limitation or restriction on the right of the Manager to amend or terminate any Manager Benefit Plan.  All material contributions and other payments required to be made by the Manager to any of the Manager Benefit Plans with respect to any period ending at the Closing Date have been made or reserves adequate for such contributions or other payments have been set aside therefor and have been reflected in the Manager Financial Statements in accordance with GAAP.  There are no material outstanding Liabilities of any of the Manager Benefit Plans other than Liabilities for benefits to be paid to participants and their beneficiaries in accordance with the terms of such Manager Benefit Plan.  The Manager does not maintain any Manager Benefit Plan outside of the United States of America.  Except as provided by applicable Law, there are no restrictions on the rights of the Manager to amend or terminate any of the Manager Benefit Plans.

(b)                                 With respect to the agreements, contracts, plans and other arrangements to which the Manager is a party, each such agreement, contract, plan or other arrangement that is or that forms a part of a non-qualified deferred compensation plan described in

Section 409A of the Code (“Section 409A”) has been operated in compliance with Section 409A and is in documentary compliance with Section 409A.

Section 3.17                                Employment Matters.  There are no employment or consulting Contracts to which the Manager is a party or by which it is bound or otherwise has any present or future Liability other than as listed on Section 3.17 of the Manager Disclosure Schedule, true and complete copies (and any amendments thereto) of which have been made available to the Company.  The Manager is not, and has not in the past five years been, a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Manager.  To the Knowledge of the Manager, there are no organizing activities involving the Manager pending or threatened with any labor organization or group of employees of the Manager and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Manager, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority relating to the Manager.  There have not been in the past five years and are not currently any pending, or, to the Knowledge of the Manager, threatened, labor strikes, disputes, walkouts, work stoppages,  slowdowns, demonstrations, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, governmental investigation or lockout with respect to employees of the Manager.  There are no material unfair labor practice charges or complaints, grievances, arbitrations or arbitration demands, lawsuits or administrative or other proceedings pending or, to the Knowledge of the Manager, threatened by or on behalf of any employee or group of employees of the Manager or brought or filed, with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Manager or any basis for any of the foregoing.  There are no material charges or complaints alleging sexual or other harassment or other discrimination the Manager or any of its employees or agents pending or, to the Knowledge of the Manager, threatened in each case against the Manager.  The Manager is in compliance in all material respects with all Laws governing the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, labor relations, working conditions, employee scheduling, family and medical leave, employment and reemployment of members of the uniformed services, employment terminations, classification of Persons as independent contractors, workers’ compensation disability, employee benefits, severance payments, unemployment and the collection and payment of withholding and/or Taxes due under the U.S. Old-Age, Survivors, and Disability Insurance program, and similar Taxes.  The Manager has complied in all material respects with the Worker Adjustment and Retraining Notification Act or any state or local Law regarding the termination or layoff of employees (collectively, “WARN”) and has not incurred any Liability or obligation which remains unsatisfied under WARN.

Section 3.18                                Information Provided.  The written information to be supplied by or on behalf of the Investor and the Manager for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders Meeting or at the Closing, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting that has become false or misleading.  If at any time prior to the Stockholders Meeting any fact or event relating to the Investor, the Manager or any of their respective Affiliates or the Manager’s business that should be set forth in a supplement to the Proxy Statement should be discovered by the Investor or should occur, the Investor shall promptly after becoming aware thereof, inform the Company of such fact or event.

Section 3.19                                Independent Investigation.  The Investor hereby acknowledges and affirms that it has conducted and completed its own investigation, analysis and evaluation of the Company and its Subsidiaries, that it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Company and its Subsidiaries as it has deemed necessary or appropriate, that it has had the opportunity to request all information it has deemed relevant to the foregoing from the Company and has received responses it deems adequate and sufficient to all such requests for information, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on its own investigation, analysis and evaluation of the Company and its Subsidiaries and is not relying in any way on any representations and warranties, including any implied warranties, made by the Company or on behalf of the Company by any other Person other than the representations and warranties made expressly by the Company in this Agreement and each applicable Ancillary Document.

Section 3.20                                Brokers.  Other than Natixis Capital Markets, no broker, finder, agent or similar intermediary is acting, or has acted, for, or on behalf of, the Manager or any Manager CLO Issuer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Manager or any Manager CLO Issuer or any action taken by the Manager or any Manager CLO Issuer.

Section 3.21                                Legends.  The Investor understands that until such time as the resale of the Common Stock has been registered under the Securities Act as contemplated by the Stockholders Agreement, the stock certificates representing the Common Stock, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer Order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO DEERFIELD CAPITAL CORP., THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Common Stock upon which it is stamped, if, unless otherwise required by state securities laws, (i) Common Stock is registered for resale under the Securities Act, (ii) the Investor provides the Company with reasonable assurance that the Common Stock can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”), or (iii) in connection with a sale, assignment or other transfer, the Investor provides the Company with an opinion of counsel, in a form reasonably satisfactory to the Company, to the effect that the legend is no longer necessary to protect the Company against a violation by it of the Securities Act upon any sale, assignment or transfer of the Common Stock made without registration under the applicable requirements of the Securities Act.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections of the disclosure schedule (the “Company Disclosure Schedule”) which is being delivered by the Company to the Investor concurrently herewith and except as disclosed in, and reasonably apparent from, the Company SEC Documents publicly available prior to the date of this Agreement and only as and to the extent disclosed therein (other than disclosures in any schedules thereto or in any documents incorporated by reference therein and other than any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are primarily predictive or forward-looking in nature), the Company represents and warrants to the Investor as of the date hereof and as of the Closing, as follows:

Section 4.1                                      Organization.  (a)  The Company is duly incorporated, validly existing and in good standing under the Laws of Maryland with all requisite power and authority required to conduct its business as presently conducted.  The Company has heretofore made available to the Investor true and complete copies of the Constituent Documents of the Company and its Subsidiaries and each such Constituent Document is in full force and effect.

(b)                                 The Company and each Subsidiary of the Company is duly qualified or licensed to transact business and is in good standing in all jurisdictions where the ownership or operation of its assets and properties or the conduct of its business requires such qualification, except where the failure to be so licensed or in good standing would not have a Company Material Adverse Effect.

Section 4.2                                      Authorization; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and each applicable Ancillary Document that it is a party to and to perform its obligations hereunder and thereunder.  The execution and delivery by the Company of this Agreement and each applicable Ancillary Document that it is a party to and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action of the Company, subject only to obtaining Stockholder Approval at a duly held meeting of such stockholders (the “Stockholders Meeting”) or any adjournment or postponement thereof.  The Board of Directors of the Company has determined (based on the recommendation of the Special Committee) that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its stockholders, has resolved to recommend that holders of Common Stock vote in favor of the issuance of the shares of Common Stock comprising the Stock Consideration and the Conversion Shares, and has directed that the issuance of the Stock Consideration and the Conversion Shares be submitted to the Company’s stockholders for approval at the Stockholders Meeting (the “Company Recommendation”) and has taken any required action to make any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under the MGCL inapplicable to the transactions contemplated hereby.  No other corporate action on the part of the Company or its stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and each applicable Ancillary Document that it is a party to and the consummation by it of the transactions contemplated hereunder and thereunder.  This Agreement has been and each applicable Ancillary Document will be duly executed and delivered by the Company and, assuming that this Agreement or each such applicable Ancillary Document has been duly authorized, executed and delivered by the other parties hereto and thereto, constitutes or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity, including principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

Section 4.3                                      Subsidiaries; Investments.

(a)                                  Section 4.3(a) of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of the Company.  Each of the Company’s Subsidiaries is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of its jurisdiction of organization.  Each of the Company’s Subsidiaries has all requisite corporate or other similar organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so licensed or in good standing would not have a Company Material Adverse Effect.

(b)                                 Other than any interests in the Company’s Subsidiaries and, except as set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any Equity Interests in any Person.  All Equity Interests in each Subsidiary of the Company are owned by the Company or another Subsidiary of the Company free and clear of any Liens, other than Permitted Liens.

Section 4.4                                      Capitalization.  The Company is authorized to issue 500,000,000 shares of Common Stock and 100,000,000 shares of preferred stock of the Company, par value $0.001 per share (the “Preferred Stock”).  As of the date of this Agreement, (i) 6,454,924 shares of Common Stock are issued and outstanding, (ii) no shares of Preferred Stock are issued and outstanding, (iii) the Company has reserved 308,164 shares of Common Stock for issuance pursuant to the grant of outstanding restricted stock units and 3,000,000 shares of Common Stock for issuance pursuant to exercise of outstanding warrants to purchase Common Stock and (iv) no other shares of Common Stock, other voting securities of the Company or shares of Preferred Stock have been issued, reserved for issuance or outstanding.  All issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and not subject to preemptive rights.  There are no other outstanding calls, rights, commitments, agreements, arrangements or undertakings of any kind, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold Equity Interests in the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Equity Interests of the Company.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its Equity Interests or make any material investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 4.5                                      Compliance with Laws.  (a)  Except as disclosed in Section 4.5 of the Company Disclosure Schedule, the Company and its Subsidiaries are not in material violation of, and have not violated in any material respect, any applicable Law affecting or related to the Company, any of its Subsidiaries or any Company CLO Issuer and any of their businesses, operations, assets or employees.  To the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company, any of its Subsidiaries or any Company CLO Issuer is pending or threatened and no Governmental Authority has indicated an intention to conduct the same.

(b)                                 None of the Company, any of its Subsidiaries, any Company CLO Issuer, or any of their managers, directors or officers acting for or on their behalf, or, to the Knowledge of the Company, any employee or agent of the Company, any of its Subsidiaries or any Company CLO Issuer or any Person acting for or on their behalf, has, directly or indirectly, (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity, (ii) made any payment or offered, promised or authorized the payment of anything of value, regardless of form, whether in money, property or services, to or for the benefit of any U.S. or non-U.S. government official or employee, any official or employee of a public international organization, or any political party or candidate for political office for the purpose of influencing any act or decision of such individual or of any Governmental Authority or public international organization, or securing any improper advantage, in order to obtain or retain business or direct business to any Person in violation of applicable Law, (iii) made any other unlawful payment, regardless of form, whether in money, property or services, including any payment which constitutes criminal bribery under applicable Law or (iv) violated any applicable export control, money laundering or anti-terrorism law or regulation, or any other applicable anti-bribery law or regulation, of any applicable jurisdiction, or any applicable Law of similar effect.

Section 4.6                                      Non-Contravention; Consents and Approvals.  The execution and delivery of this Agreement by the Company and the Ancillary Documents to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, except as set forth in Section 4.6 of the Company Disclosure Schedule:  (i) does not violate any provision of the Constituent Documents of the Company or any of its Subsidiaries; and (ii)(A) does not conflict with or violate any applicable Law of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or any part of the properties or assets of the Company or its Subsidiaries, (B) does not require the Consent of any Person under, violate, result in the termination or acceleration of or of any right under, give rise to or modify any right or obligation under (whether or not in combination with any other event or circumstance), or conflict with, breach or constitute a default under (in each case with or without notice, the passage of time or both), any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, (C) does not result in the creation or imposition of any Lien on any part of the properties or assets of the Company or any of its Subsidiaries, (D) does not violate any Order binding on the Company or any of its Subsidiaries or any part of its or their properties or assets, and (E) except for the Stockholder Approval and the filing with the SEC of a Proxy Statement in definitive form relating to the Stockholders Meeting (the “Proxy Statement”) and any other document to be filed with the SEC in connection with this Agreement and the Ancillary Documents (the “Other Filings”), does not otherwise require any Governmental Approvals or any Third Party Consents other than the Company Consents, except in the case of (B), (C), (D) or (E) for any of the foregoing, that, individually or in the aggregate would not have a Company Material Adverse Effect.

Section 4.7                                      SEC Reports and Financial Statements.

(a)                                  Since December 31, 2008, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Exchange Act, (such documents as amended, as have been supplemented, modified or amended since the time of filing so long as such supplement, modification or amendment has occured prior to the date of this Agreement, collectively, the “Company SEC Documents”).  As of their respective filing dates (and if so amended or superseded, then on the date of such subsequent filing) the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.  None of the Company Subsidiaries is currently required to make any filings with the SEC other than DCM in its capacity as a registered investment advisor.  All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included in the Company SEC Documents (collectively, the “Company Financial Statements”) (A) have been or will be, as the case may be, prepared from the Books and Records of the Company and its Subsidiaries, (B) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the dates and for the periods referred to therein.

(b)                                 Without limiting the generality of Section 4.7(a), (i) Deloitte & Touche LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since December 31, 2008 and (iii) no enforcement action has been initiated or, to the Knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(c)                                  The Company has not received any complaint, allegation, assertion or claim in writing regarding a material aspect of the accounting practices, procedures, methodologies or methods of the Company’s internal accounting controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or audit practices.  The Company has made available to the Company any management letters, or other formal communications, including with respect to proposed adjustments, from any of the Company’s auditors to the Company, any officer of the Company or the Board of Directors, in any case regarding (1) any significant deficiencies and material weaknesses in the design or operation of disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which have adversely affected or are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial date, (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, or (3) any other deficiencies in the accounting system of the Company.

Section 4.8                                      Absence of Certain Changes and Events.  Since the Balance Sheet Date (a) the Company has conducted, and has caused its Subsidiaries to conduct, their respective businesses only in the ordinary course and consistently with past practice; (b) the Company and its Subsidiaries have not suffered any event, change, occurrence, facts or circumstance that, individually or in the aggregate with any other events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Company Material Adverse Effect; and (c) there has not been any action, omission or event that would be prohibited by or would have required consent of the Investor pursuant to Section 5.2 had such action, omission or event been taken, occurred or arisen after the date of this Agreement.

Section 4.9                                      No Undisclosed Liabilities.  (a) Except (i) for those Liabilities that are reflected on or reserved against in the Company’s December 31, 2009 balance sheet or disclosed in the notes thereto, and (ii) for those Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, and not, individually or in the aggregate, material to the Company and its Subsidiaries, the Company and its Subsidiaries do not have any Liabilities of any kind or nature whatsoever, whether known or unknown, accrued, contingent, absolute, determined, or determinable, or whether otherwise due or to become due, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability.

Section 4.10                                Regulatory Compliance.  (a)  None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other Person “associated” (as defined under the Investment Advisers Act) with the Company or any of its Subsidiaries during the preceding ten years, has been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) through (4) and 203(e)(7) through (9) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or has engaged in any conduct, except for the investigation described in Section 4.10(a) of the Company Disclosure Schedule, been involved in any Legal Proceeding or is or was subject to any Order that is required to be disclosed on a Form ADV.

(b)                                 Each of the Company and its Subsidiaries required to be registered as an investment adviser under the Investment Advisers Act and the rules and regulations thereunder is registered as such and has completed notice filings for each state listed in Section 4.10(b) of the Company Disclosure Schedule, which jurisdictions are the only jurisdictions wherein such Person is required to make such filings.

(c)                                  Each Subsidiary of the Company that is registered as an investment adviser under the Investment Advisers Act has filed a Form ADV with the SEC in accordance with the Investment Advisers Act, which Form at the time of filing was (and with respect to Form ADV Part II, was as of its date), and as amended and supplemented as of the date hereof is, in effect pursuant to and in material compliance with the requirements of the Investment Advisers Act.  The Company has heretofore made available to the Investor true and correct copies of the Forms ADV for 2008 and 2009 as amended or supplemented as of the date hereof.  Each of the investment management entities and each of its investment adviser representatives (as such term is defined in Rule 203A-3(a) under the Investment Advisers Act) has, and until the time of the Closing will have, all Governmental Approvals required in order for them to lawfully conduct the investment advisory services of the Company and its Subsidiaries in the manner presently conducted, and all such Governmental Approvals are in full force and effect and are being complied with in all respects, in each case except to the extent the failure to have such Governmental Approvals or the failure to comply with any such Governmental Approval has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  DCM is not subject to any material limitation relating to the investment adviser activities of DCM imposed in connection with one or more of the Governmental Approvals.  Except as set forth in Section 4.10(c) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries or, in connection with their service to the Company and its Subsidiaries, any of their respective directors, officers or employees is registered or required to be registered as a broker or dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a transfer agent, a registered representative or associated person, a counseling officer, an insurance agent, a sales person or in any similar capacity with the SEC, the Commodity Futures Trading Commission, the NFA,

FINRA, the securities commission of any state or any other self-regulatory body and each such Person set forth on Section 4.10(c) of the Company Disclosure Schedule is duly registered as required by Law.  None of the Company, any of its Subsidiaries or, in connection with their service to the Company and its Subsidiaries, any of their respective directors, officers or employees, during the preceding ten years, has been convicted of any crime, or is or has been the subject of a denial, suspension or revocation of registration with the CFTC or the NFA as a “commodity pool operator” (as such term is defined in the Commodity Exchange Act).

(d)                                 None of the Company, any Subsidiary, or any Company CLO Issuer is registered as, or is required to be registered as Registered Investment Company, and no other Person to whom the Company or any Subsidiary renders Investment Management Services is a Registered Investment Company.

(e)                                  No person, other than employees of the Company or any of its Subsidiaries, renders Investment Management Services to or on behalf of Clients or solicits Clients with respect to the provision of Investment Management Services by the Company or any of its Subsidiaries.

(f)                                    DCM has adopted a written policy regarding insider trading and a code of ethics, which complies in all material respects with all applicable provisions of the Advisers Act (including with respect to insider trading and personal trading under Section 204A thereof and Rule 204A-1 thereunder), copies of which have been made available to the Investor.  All of the employees of the Company and its Subsidiaries have executed acknowledgments that they are bound by the provisions of the applicable insider trading policies and code of ethics.  DCM has adopted a written compliance program regarding its satisfaction of the requirements of Rule 206(4)-7 under the Advisers Act.  To the Knowledge of the Company, during the past three years, there have been no material violations or allegations of material violations of such codes of ethics or insider trading policies.  Each Investment Management Entity has adopted a written compliance program regarding such Investment Management Entity’s satisfaction of the requirements of Rule 206(4)-7 under the Advisers Act.

(g)                                 No exemptive Orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, and no requests are pending therefor, by or with respect to the Company, any of its Subsidiaries or any Company CLO Issuer or any employee of any such Person in connection with the business of the Company, any of its Subsidiaries or any Company CLO Issuer.

Section 4.11                                Company CLO Issuers. (a) To the Knowledge of the Company, the most recent trustee report under each Company CLO Indenture accurately reflects each asset that qualifies as a “Defaulted Obligation” or a “Defaulted Security” (each as defined in the applicable Company CLO Indenture) as of the date of such report and to the Knowledge of the Company there have been no material misstatements under any such trustee reports.

(b)                                 Section 4.11(b) of the Company Disclosure Schedule is the manner of Consent required for the “assignment” (or deemed assignment) under applicable Law, including the Investment Advisers Act and the Company CLO Management Agreements, by the Company of each Company CLO Management Agreement in connection with the transactions contemplated by this Agreement, in each case so that any such Consent will be duly and validly obtained in accordance with all applicable Law and the terms of any Contracts relating thereto.

(c)                                  Except as set forth in Section 4.11(c) of the Company Disclosure Schedule and expressly described thereon, as of the date hereof, there are no Contracts pursuant to which the Company has undertaken or agreed to cap, waive, offset, reimburse or otherwise reduce any or all fees or charges payable by or with respect to any of the Company’s CLO Issuers or Clients.  Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, (i) no Company CLO Issuer, applicable CLO Investor, applicable CLO Trustee, applicable CLO Administrator or other Client of the Company has notified the Company that such Person (including after giving effect to the Closing) has (or, with the giving of notice or the passage of time, or both, will have) the right to terminate the Company or reduce or defer the fees payable to the Company under any Company CLO Management Agreement or Advisory Contract, (ii) to the Knowledge of the Company, there is no fact with respect to any relationship the Company has with any Company CLO Issuer that materially adversely affects or could reasonably be expected to materially adversely affect any Company CLO Management Agreement, and (iii) no Company CLO Issuer, applicable CLO Investor, applicable CLO Trustee or applicable CLO Administrator has notified the Company that it may cause, either individually or collectively with others, a redemption of any securities issued by such Company CLO Issuer or termination of any Company CLO Management Agreement.

(d)                                 No Company CLO Issuer is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (ii) a Person acting on behalf of such a plan; or (iii) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations.

(e)                                  Section 4.11(e) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company CLO Issuer Documents relating to the Company CLO Issuers.  The Company has provided the Manager with true and correct copies of all Company CLO Issuer Documents relating to the Company CLO Issuers, and the offering circulars or memoranda included in such Company CLO Issuer Documents relating to the Company CLO Issuers did not at the time such Company CLO Issuer issued any securities related to such Company CLO Issuer Documents contain any untrue statement of a material fact concerning the Company or omit to state a material fact concerning the Company necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.  Each Company CLO Issuer Document to which the Company is a party is in full force and effect and binding upon the Company and, to the Knowledge of the Company, the other parties thereto, except as (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.  Except as set forth on Section 4.11(e) of the Company Disclosure Schedule, to the Knowledge of the Company, no Default (as defined in the applicable Company CLO Indenture) has occurred and is continuing under any Company CLO Indenture, no Event of Default (as defined in the applicable Company CLO Indenture) has occurred and is continuing under any Company CLO Indenture.

(f)                                    Each Company Consent obtained in accordance with Section 5.7 (including each of the Consents included in the determination of whether the condition contained in Section 6.2(h) has been satisfied) will, as of the Closing Date, have been duly obtained under all applicable Law and the requirements of the applicable Company CLO Management Agreement.

(g)                                 Neither the Company nor any of its Subsidiaries has provided notice of its resignation as the manager under any Company CLO Management Agreement.

(h)                                 Other than the Company CLO Management Agreements, Company CLO Indentures and the Strategic Financing Agreements of the Company, there are no Contracts pursuant to which the Company receives fees or payments in connection with its services under any Company CLO Issuer Document.  Except for the Strategic Financing Agreements of the Company, the Company has not entered into any Contract providing for the sharing of fees, delegation of any obligations or assignment or pledge of any rights under any Company CLO Management Agreement.  Section 4.11(h) of the Company Disclosure Schedule set forth a true, correct and complete list of any securities of each Company CLO Issuer owned by the Company or any of its Affiliates.

(i)                                     Except as disclosed in Section 4.11(i) of the Company Disclosure Schedule, no event or circumstance has occurred or exists which constitutes “cause” under any Company CLO Management Agreement, or, with the passage of time or giving of notice, would constitute “cause” under any Company CLO Management Agreement and no Company CLO Issuer, investor in any security issued by a Company CLO Issuer, applicable CLO Trustee or applicable CLO Administrator has stated that such event or circumstance has occurred or exists.

(j)                                     No Company CLO Issuer has or is required to file federal, state, local or foreign Tax Returns or pay any Taxes or is otherwise subject to taxation in any jurisdiction except for the filing of Tax Returns and payment of Taxes in the Cayman Islands.  Each Company CLO Issuer (i) has materially complied with all required Tax information reporting requirements to which it is subject by timely filing such Tax information reporting returns and reports in a form that is accurate and complete in all material respects and (ii) has complied in all material respects with the operating guidelines set forth in the applicable Company CLO Management Agreement or Company CLO Indentures to avoid engaging, or deemed to be engaging, in a trade or business within the United States for United States federal income tax purposes or subject to United States federal, state or local income tax on a net income basis.

Section 4.12                                Contracts.

(a)                                  Section 4.12(a) of the Company Disclosure Schedule lists, and to the extent not filed as an exhibit to an SEC Document, the Company has provided to the Manager, true, complete and correct copies of, the following Contracts (including all material amendments, modifications, extensions, renewals, guarantees, schedules, exhibits or ancillary agreements with respect thereto, or in the case of oral Contracts, written descriptions of the material terms thereof) to which the Company or any of its Subsidiaries is a party or is bound by as of the date hereof (collectively, the “Company Material Contracts”):

(i)                                     each Company CLO Management Agreement;

(ii)                                  any Contract relating to (x) the engagement of any financial institution (other than with any rating agency, trustee or routine service provider) in respect of engagements not yet completed or (y) in respect of the warehousing of securities not yet completed, in each case, in connection with the formation or offering of any securities of any Company CLO Issuer;

(iii)                               any Contract for the purchase of any data, assets, material or equipment, other than any such Contract in an amount not exceeding $25,000 annually;

(iv)                              any Contract for the sale or disposition of assets of the Company or any of its Subsidiaries in excess of $250,000 other than financial assets in the ordinary course of business;

(v)                                 any Contract relating to the acquisition (by merger, share exchange, consolidation, combination or purchase of Equity Interests or assets or otherwise) by the Company or any of its Subsidiaries of any corporation, partnership, limited liability company, or other business organization, division or operating business or material assets or the capital stock or other equity interests of any other Person;

(vi)                              any Contract relating to Indebtedness the Company or any of its Subsidiaries in excess of $250,000;

(vii)                           any Contract, excluding any Company Benefit Plan, with any (A) current officer, director, member or Affiliate of the Company or any of its Subsidiaries (B) any former officer, director, member or Affiliate of the Company or any of its Subsidiaries pursuant to which the Company or such Subsidiary has any continuing obligations thereunder;

(viii)                        any Contract imposing a Lien (other than Permitted Liens) on any of the assets of the Company in excess of $100,000;

(ix)                                any Contract with any Governmental Authority (other than a Contract relating to an investment by a Governmental Authority in a Company CLO Issuer);

(x)                                   any Contract for the placement, distribution or sale of any interests in the Company or any of its Subsidiaries (including any agreement with respect to the referral or solicitation of prospective investors in any Company CLO Issuers) in respect of placements, distributions or sales not yet completed;

(xi)                                any Contract pursuant to which the Company or any of its Subsidiaries licenses third-party Intellectual Property (other than Contracts granting rights to use “off-the-shelf,” “click-wrap,” or “shrink-wrap” software, as well as other commercially available software licenses with royalties or license fees not exceeding $25,000 annually);

(xii)                             any Contract that (A) provides for a material earn-out or similar contingent obligation of the Company or any of its Subsidiaries or (B) contains a “clawback” or similar undertaking requiring the contribution, reimbursement or refund by the Company or any of its Subsidiaries of any prior distribution, return of capital or fees (whether performance based or otherwise) paid to the Company or any such Subsidiary;

(xiii)                          any Contract requiring that the Company or any of its Subsidiaries (A) co-invest with any other Person; (B) provide seed capital or similar investment; or (C) invest in any investment product (including, any such Contract requiring additional or “follow-on” capital contributions by the Company or such Subsidiary);

(xiv)                         any Contract that contains any of the following rights provided by the Company or any of its Subsidiaries to a Client advised by the Company or such Subsidiary:  (A) special withdrawal or redemption rights; (B) designation rights regarding advisory boards or similar provisions; (C) anti-dilution rights; (D) special notice or reporting requirements; (E) a “most favored nation” or similar provision; or (F) early termination rights with respect to a Company CLO Issuer; and

(xv)                            any other Contract not otherwise disclosed pursuant to this Section 4.12(a) having a duration in excess of one year and not terminable without penalty upon 90 days or less prior notice by the Company or any of its Subsidiaries that requires future expenditures of money in excess of $250,000.

(b)                                 (i) Each Company Material Contract is in full force and effect, in all material respects, is a valid and binding obligation of the Company or a Subsidiary of the Company and, to the Knowledge of the Company, each other party thereto, except to the extent that the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (B) general principles of equity, including principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law), (ii) the Company and its Subsidiaries are not in material breach or violation of, or default under, any Company Material Contract and, to the Knowledge of the Company, no event exists that with notice, the passage of time or both would constitute a material default by the Company or any of its Subsidiaries under any Company Material Contract, (iii) to the Knowledge of the Company neither it nor any of its Subsidiaries has received any written claim of default under or cancellation of any Company Material Contract, and (iv) to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract.

(c)                                  (i) Each Company CLO Management Agreement is in full force and effect in all material respects and is a valid and binding obligation of the Company or a Subsidiary of the Company, and to the Knowledge of the Company, no event or circumstance exists that would constitute a material breach or violation of, or default under a Company CLO Management Agreement or cause for termination by a Company CLO Issuer of a Company CLO Management Agreement, (ii) the Company and its Subsidiaries have performed all of the material obligations required to be performed by it under each Company CLO Management Agreement, and is not in material breach or violation of, or default under any Company CLO Management Agreement or Company CLO Indenture, (iii) neither the Company nor any of its Subsidiaries received any written claim of default under or cancellation of or that cause for termination or removal exists under any Company CLO Management Agreement or Company CLO Indenture and (iv) to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract.

Section 4.13                                Litigation.  Except as disclosed in Section 4.13 of the Company Disclosure Schedule, (a) there is no material Legal Proceeding pending nor, to the Knowledge of the Company, threatened against the Company, its Subsidiaries or the Company CLO Issuers before any Governmental Authority, (b) none of the Company, its Subsidiaries or the Company CLO Issuers is a party to or is subject to any Order or other arrangement with any Governmental Authority and none of the Company, its Subsidiaries or the Company CLO Issuers has been notified by any Governmental Authority to the effect that such Governmental Authority is contemplating issuing or requesting any such Order or other arrangement, and (c) none of the Company, its Subsidiaries or the Company CLO Issuers is in default under, or has failed to comply with, any material Order applicable to it.

Section 4.14                                Taxes.  (a)  Each of the Company and its Subsidiaries has timely filed or caused to be timely filed all material Tax Returns required to be filed by it.  All such Tax Returns when filed were true, correct and complete in all material respects.  Each of the Company and its Subsidiaries has paid all material Taxes due and payable by it and has made adequate provision in accordance with GAAP for any material Taxes not yet due and payable by it.

(b)                                 No Tax Liens other than Permitted Liens are in effect or have been filed and are still outstanding and no claims or adjustments are being asserted or threatened in writing, in each case with respect to any material amount of Taxes of any of the Company or its Subsidiaries.

(c)                                  None of the Company or any of its Subsidiaries has received written notice of any outstanding Tax audit or inquiry with respect to a material amount of Taxes which the Company has not made available to the Investor.

(d)                                 There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any of the Company or its Subsidiaries.

(e)                                  None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(4).

(f)                                    Neither the Company nor any of its Subsidiaries is a party to or bound by any outstanding agreement or understanding providing for the allocation or sharing of Taxes, other than customary commercial agreements not primarily related to Taxes.

(g)                                 Since December 31, 2009, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes outside the ordinary course of business or inconsistent with past practice.

(h)                                 Neither the Company nor any of its Subsidiaries has any Liability for Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(i)                                     Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale, Section 467 rental agreement, accounting method change or prepaid amount received on or prior to the Closing Date.

(j)                                     Neither the Company nor any of its Subsidiaries nor any of their Affiliates or predecessors by merger or consolidation has within the past two (2) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(k)                                  For (i) U.S. Federal income tax purposes and (ii) U.S. State income tax purposes, the Company and its Subsidiaries will have net operating loss carryovers, after application of any applicable limitations, sufficient to offset any cancellation of indebtedness income that may be recognized by the Company and any of its Subsidiaries upon consummation of the Debt Buyback, assuming that net operating losses are applied to fully offset other taxable income prior to offsetting any such cancellation of indebtedness income.

(l)                                     The Company is not and has not during the previous five years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

Section 4.15                                Employee Benefit Plans.  (a)  Section 4.15(a) of the Company Disclosure Schedule identifies each Company Benefit Plan.  The Company has delivered or made available to the Investor true and complete copies of each Company Benefit Plan and all amendments thereto (and for any Company Benefit Plan that is not in writing, a written description of the material terms thereof), current summary plan descriptions (and all summaries of material modifications thereto) of each of the Company Benefit Plans subject to ERISA and similar descriptions of all other Company Benefit Plans, the trust agreement, insurance contract or other documentation of any funding arrangement related to each Company Benefit Plan, any material communications to and from any Governmental Authority or to or from any participant of a Company Benefit Plan (or a written description of any material oral communications), the most recent Form 5500 and related schedules for each Company Benefit Plan subject to ERISA’s reporting requirements, the two most recent actuarial reports and audited financial statements, and the most recent determination or opinion letter from the IRS with respect to the qualified status of each of the Company Benefit Plans that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code.  The Company Benefit Plans have been established, maintained, operated and administered in all material respects in accordance with their terms and are in compliance in all material respects with the applicable Law, including ERISA and the Code.  Each Company Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has been determined by the IRS to be a qualified plan (in form) by the issuance of a favorable determination or opinion letter by the IRS.  There is no pending or, to the Knowledge of the Company, threatened material legal actions, suits, Liens, complaints or claims relating to any Company Benefit Plan and no circumstances which could cause the loss of such qualification of any Company Benefit Plan intended to be qualified under Section 401(a) of the Code.  To the Knowledge of the Company, in the two years immediately preceding the Closing Date, the Company and its Subsidiaries have not engaged in a transaction in connection with which the Company or any of its Subsidiaries would be subject to either a civil penalty pursuant to Section 502(i) of ERISA or Tax pursuant to Section 4975 of the Code that could reasonably be expected to have a Company Material Adverse Effect.  No material action, suit, proceeding, hearing or investigation with respect to the administration of the investment of the assets of any of the Company Benefit Plans (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened.  No Company Benefit Plan is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code and neither the Company, any of its Subsidiaries, nor any member of their Controlled Groups (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code) have at any time in the five years immediately prior to the Closing Date sponsored or contributed to, or had any Liability or obligation with respect to any plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code.  The Company and its Subsidiaries do not have any present or future Liability under any of the Company Benefit Plans to provide death, medical, life or other health and welfare benefits with respect to any of their employees or other service providers (or their spouses, beneficiaries, or dependents) subsequent to the retirement or other termination of service of any such employee or service provider, other than continuation coverage as described under Part 6 of Title I of ERISA.  The Company and its Subsidiaries do not maintain or otherwise have any Liability with respect to any deferred compensation, excess benefit or other non-qualified supplemental retirement plan, program or arrangement.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby

(whether alone or in conjunction with any other event), will (i) result in (or any material increase in) any compensation or payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director, officer, partner, member, consultant or employee of the Company or any of its Subsidiaries under any of the Company Benefit Plans or otherwise from the Company or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable or result in any new obligation under any Company Benefit Plans, (iii) result in any material acceleration of the time of payment, funding or vesting of any such benefit (whether through a grantor trust or otherwise), or (iv) result in any limitation or restriction on the right of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Plan.  All material contributions and other payments required to be made by the Company and its Subsidiaries to any of the Company Benefit Plans with respect to any period ending at the Closing Date have been made or reserves adequate for such contributions or other payments have been set aside therefore and have been reflected in the Company Financial Statements in accordance with GAAP.  There are no material outstanding Liabilities of any of the Company Benefit Plans other than Liabilities for benefits to be paid to participants and their beneficiaries in accordance with the terms of such Company Benefit Plan.  The Company and its Subsidiaries do not maintain any Company Benefit Plan outside of the United States of America.  Except as provided by applicable Law, there are no restrictions on the rights of the Company and its Subsidiaries to amend or terminate any of the Company Benefit Plans.

(b)                                 With respect to the agreements, contracts, plans and other arrangements to which the Company or any of its Subsidiaries is a party, each such agreement, contract, plan or other arrangement that is or that forms a part of a non-qualified deferred compensation plan described in Section 409A, has been operated in compliance with Section 409A and is in compliance with Section 409A, except for any failure that would not, individually or in the aggregate, impose a material Liability.

Section 4.16                            Employment Matters.  There are no employment or consulting Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound or otherwise has any present or future Liability other than as listed on Section 4.16 of the Company Disclosure Schedule, true and complete copies (and any amendments thereto) of which have been made available to the Investor.  The Company and its Subsidiaries are not, and have not in the past five years been, a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of its Subsidiaries.  To the Knowledge of the Company, there are no organizing activities involving the Company or any of its Subsidiaries pending or threatened with any labor organization or group of employees of the Company or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority relating to the Company or any of its Subsidiaries.  There have not been in the past five years and are not currently any pending, or, to the Knowledge of the Company, threatened, labor strikes, disputes, walkouts, work stoppages, slowdowns, demonstrations, leafleting, picketing, boycott, work-to-rule campaign, sit-in, sick-out, union election, governmental investigation or lockout with respect to employees of the Company or any of its Subsidiaries.  There are no material unfair labor practice charges or complaints, grievances, arbitrations or arbitration demands, lawsuits or administrative or other proceedings pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries or brought or filed, with any authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries or any basis for any of the foregoing.  There are no material charges or complaints alleging sexual or other harassment or other discrimination by the Company, any of its Subsidiaries or any of their respective employees or agents pending or, to the Knowledge of the Company, threatened in each case against the Company or any of its Subsidiaries.  The Company and its Subsidiaries are in compliance in all material respects with all Laws governing the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, labor relations, working conditions, employee scheduling, family and medical leave, employment and reemployment of members of the uniformed services, employment terminations, classification of Persons as independent contractors, workers’ compensation disability, employee benefits, severance payments, unemployment and the collection and payment of withholding and/or Taxes due under the U.S. Old-Age, Survivors, and Disability Insurance program, and similar Taxes.  The Company and its Subsidiaries have complied in all material respects with WARN and have not incurred any Liability or obligation which remains unsatisfied under WARN.

Section 4.17                                Information Provided.  The written information to be supplied by or on behalf of the Company for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders Meeting or at Closing, contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting that has become false or misleading.  If at any time prior to the Stockholders Meeting any fact or event relating to the Company or any of its Affiliates that should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Investor of such fact or event.

Section 4.18                                Issuance of Common Stock.  The Common Stock to be issued to the Investor as the Stock Consideration has been duly authorized by the Company and, when issued and delivered by the Company against delivery of the Units in the manner contemplated by this Agreement, will be validly issued, fully paid and non-assessable, free from all Taxes and Liens with respect to the issue thereof.

Section 4.19                                Independent Investigation.  The Company hereby acknowledges and affirms that it has conducted and completed its own investigation, analysis and evaluation of the Manager and the Manager CLO Issuers, that it has made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Manager and the Manager CLO Issuers as it has deemed necessary or appropriate, that it has had the opportunity to request all information it has deemed relevant to the foregoing from the Investor and has received responses it deems adequate and sufficient to all such requests for information, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on its own investigation, analysis and evaluation of the Manager and the Manager CLO Issuers and is not relying in any way on any representations and warranties, including any implied warranties, made by the Investor, the Manager, the Affiliates of the Investor or the Manager, or made on behalf of the Manager by any other Person other than the representations and warranties made expressly by the Investor and the Manager in this Agreement and each applicable Ancillary Document.

Section 4.20                                Brokers.  Other than UBS Securities LLC, (i) no broker, finder, agent or similar intermediary is acting, or has acted, for, or on behalf of, the Company or any of its Subsidiaries in connection with this Agreement, the transactions contemplated hereby or the Ancillary Documents, and (ii) no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or any action taken by the Company or any of its Subsidiaries.  The fees and expenses of UBS Securities LLC shall be paid by the Company.

Section 4.21                                Registration Rights, Voting Rights.

(a)                               Except as provided in the Registration Rights Agreement, the Company has not granted or agreed to grant, and is not under any obligation to provide, any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

(b)                              Except as provided in the Stockholders Agreement, to the Knowledge of the Company’s, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.

Section 4.22                                Other Investment Advisory Activities.

(a)                                  Section 4.22(a) of the Company Disclosure Schedule sets forth a true and complete list showing each Client of the Company and its Subsidiaries as of the date hereof, other than the Company CLO Issuers listed in Section 4.12(a)(i) of the Company Disclosure Schedule.

(b)                                 The Company has made available to the Investor prior to the date hereof copies of (i) each Advisory Contract in effect, as of the date hereof, a true and complete list of which are set forth at Section 4.22(b) of the Company Disclosure Schedule, other than the Company CLO Management Agreements listed in Section 4.12(a)(i) of the Company Disclosure Schedule.

(c)                                  Each Advisory Contract and any amendment, continuance or renewal thereof, in each case, in effect as of the date hereof, (i) has been duly authorized, executed and delivered by the Company or its applicable Subsidiary, (ii) is a valid and legally binding agreement, enforceable against the Company or its applicable Subsidiary and, each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (iii) to the extent any Investment Adviser Entity is a party to such Advisory Contract, complies with the

Investment Advisers Act, in each case, other than the Company CLO Management Agreements in Section 4.12(a)(i) of the Company Disclosure Schedule.

(d)                                 None of the Company, any of its Subsidiaries or any other person “associated” (as defined under the Investment Advisers Act) with the Company or any of its Subsidiaries has been subject to disqualification pursuant to Section 203(e)(2) through (4) and 203(e)(7) through (9) of the Investment Advisers Act to serve as an investment adviser or as an associated person of a registered investment adviser, or subject to disqualification pursuant to Rule 206(4)-3, or the subject of a rebuttable presumption pursuant to Rule 206(4)-4(b), under the Investment Advisers Act or subject to disqualification to serve as a broker-dealer under Section 3(a)(39)(A) through (E) or Section 15(b)(4)(B), (C), (F), (G) or (H) or Section 15 of the Exchange Act unless, in each case, the Company or any such Subsidiary or associated person has received exemptive relief from the SEC with respect to any such disqualification.  The Investor has been provided with, prior to the date hereof, a copy of any exemptive order issued by the SEC or its staff prior to the date of this Agreement in respect of any such disqualification.  As of the date hereof there is no material Legal Proceeding pending or, the Knowledge of the Company, threatened that would reasonably be expected to become the basis for any such disqualification.  None of the Company, any of its Subsidiaries has been subject to disqualification as an investment adviser or subject to disqualification to serve in any other capacity contemplated by the Investment Company Act for any investment company under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person, as applicable, has received exemptive relief from the SEC with respect to any such disqualification.  The Investor has been provided with, prior to the date hereof, a copy of any exemptive order or other relief issued by the SEC in respect of any such disqualification in effect prior to the date hereof.  There is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened that would reasonably be expected to become the basis for any such disqualification.  To the Knowledge of the Company, none of the Company, any of its Subsidiaries or any associated person thereof is subject to any disqualification under any applicable Law precluding the operation of their business as currently conducted, or that would reasonably be expected to have a Company Material Adverse Effect.

(e)                                  To the Knowledge of the Company, no material controversy or disagreement exists between the Company or any of its Subsidiaries and any Client that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party, is in material default (with or without notice or lapse of time or both) under any Advisory Contract.

Section 4.23                                Funds.  As of the date hereof, the Company and its Subsidiaries do not manage or act as investment adviser to any private investment funds, including, without limitation, any investment funds or other pooled investment vehicles that is an “investment company” as defined by the Investment Company Act.

Section 4.24                                Affiliate Transactions.  Except as set forth in Section 4.24 of the Company Disclosure Schedule, since January 1, 2009, each of the Company and its Subsidiaries has not engaged in any transactions and is not party to any agreements, arrangements or understandings with Affiliates that would be required to be disclosed under Item 404 of Regulation S-K.

ARTICLE 5
COVENANTS AND AGREEMENTS

Section 5.1                                      Conduct of Business of the Manager.  The Investor agrees that:

(a)                                  From the date of this Agreement to and including the Closing Date, except as otherwise expressly contemplated in this Agreement, the Ancillary Documents or provided in Section 5.1(a) of the Manager Disclosure Schedule, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the Investor shall, and shall cause the Manager to use commercially reasonable efforts to maintain and preserve intact the Manager’s business organization and duly comply with all applicable Laws.

(b)                                 From the date of this Agreement to and including the Closing Date, except as otherwise expressly contemplated in this Agreement, as provided in Section 5.1(b) of the Manager Disclosure Schedule or any action by the Company or its Subsidiaries taken on behalf of the Manager pursuant to the Transition Services Agreement, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the Investor shall cause the Manager not to:

(i)                                     amend the Manager Constituent Documents;

(ii)                                  incur, assume or guarantee any Indebtedness or grant any Lien (other than any Permitted Lien) on any material asset or property of the Manager;

(iii)                               (A) issue, deliver, sell, authorize, grant, dispose of, pledge or otherwise encumber any Equity Interests of the Manager, or any class of securities convertible into, exchangeable or exercisable for, or rights, warrants or options to acquire, any Equity Interests of the Manager, or (B) repurchase, redeem or otherwise acquire any Equity Interests of the Manager;

(iv)                              acquire, purchase, license or lease (in each case, whether by merger, consolidation or by any other manner) any business or Person or any material assets or Equity Interests thereof;

(v)                                 transfer, sell, lease, license, surrender, divert, cancel, abandon or allow to lapse or expire or otherwise dispose of any of the Manager’s material assets (other than non-exclusive licenses of Intellectual Property in the ordinary course of business);

(vi)                              change in any material respect the Manager’s method of accounting or any accounting principle, method, estimate or practice, except as may be required by changes in IFRS, GAAP or applicable Law;

(vii)                           cancel, terminate, amend or enter into, or assign or waive any material rights or claims under, any (x) Manager CLO Management Agreement or (y) Manager Material Contract;

(viii)                        waive, reduce or defer any fee payable under any Manager CLO Management Agreement or Manager CLO Indenture;

(ix)                                consent to any amendment or supplement to any Manager CLO Issuer Document;

(x)                                   merge or consolidate the Manager with or into another Person or have the Manager enter into any joint venture or partnership agreement or similar Contract;

(xi)                                except as otherwise required by Law or the terms of the Manager Benefit Plans as such terms exist on the date of this Agreement (A) adopt, terminate, amend or secure any Manager Benefit Plan or any other benefit plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase plan, program or commitment, paid time off for sickness or other plan, program or arrangement for the benefit of employees, former employees, consultants, members or directors of the Manager, (B) grant or announce any material increase in the compensation of employees of the Manager or any increase in the compensation payable or to become payable to any officer, consultant, member or director of the Manager, (C) enter into, establish, amend, terminate or renew any employment, consultancy, bonus, severance, termination pay, retirement or other similar agreement or arrangement (or amend any existing agreement or arrangement) that would trigger any key man clauses in any Manager CLO Management Agreements, or (D) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any employees, former employees, consultants, members or directors of the Manager, or otherwise pay any amounts not due to such individuals, including severance or retention payments, or make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits, to the extent any such action could reasonably be expected to result in any Liability to the Manager;

(xii)                             adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Manager;

(xiii)                          settle or compromise or commit to settle or compromise any Legal Proceeding in any manner that is adverse to the Manager or a Manager CLO Issuer, except for any Legal Proceedings that are settled or compromised for aggregate payments that do not exceed $50,000; provided, that in no event shall the Investor or the Manager compromise or settle any Legal Proceeding to the extent the Company’s business (including the Manager’s business post-Closing) would be materially restricted as a consequence thereof;

(xiv)                         make or declare any dividend or distribution;

(xv)                            enter into any new line of business;

(xvi)                         form any Subsidiary; or

(xvii)                      authorize, agree or commit to do any of the foregoing.

Section 5.2                                      Conduct of Business of the Company.  The Company agrees that:

(a)                                  From the date of this Agreement to and including the Closing Date, except as otherwise expressly contemplated in this Agreement, the Ancillary Documents or provided in Section 5.2(a) of the Company Disclosure Schedule, without the prior written consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and (iii) duly comply with all applicable Laws.

(b)                                 From the date of this Agreement to and including the Closing Date, except as otherwise expressly contemplated in this Agreement or provided in Section 5.2(b) of the Company Disclosure Schedule without the prior written consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i)                                     amend the Constituent Documents of the Company;

(ii)                                  incur, assume or guarantee any Indebtedness or grant any Lien (other than any Permitted Lien) on any material asset or property of the Company or any of its Subsidiaries, except for (x) Indebtedness incurred in connection with the refinancing of the subordinated notes issued by Deerfield Capital Trust I, (y) Indebtedness incurred in connection with financing of investment positions in financial assets and related hedging activity and (z) Indebtedness incurred in the ordinary course of business;

(iii)                               (A) issue, deliver, sell, authorize, grant, dispose of, pledge or otherwise encumber Common Stock or any Equity Interests of any of the Company’s Subsidiaries, or any class of securities convertible into, exchangeable or exercisable for, or rights, warrants or options to acquire, any Common Stock or any Equity Interests of any of the Company’s Subsidiaries, (B) split, combine, or reclassify any Common Stock; or (C) repurchase, redeem or otherwise acquire any Common Stock;

(iv)                              acquire, purchase, license or lease (in each case, whether by merger, consolidation or by any other manner) any business or Person or any material assets or Equity Interests thereof, individually or in the aggregate, in excess of $250,000 (other than non-exclusive licenses of Intellectual Property in the ordinary course of business);

(v)                                 transfer, sell, lease, license, surrender, divert, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets other than financial assets in ordinary course of business, assets not being transferred to the New Leased Premises and non-exclusive licenses of Intellectual Property in the ordinary course of business;

(vi)                              change in any material respect the Company’s method of accounting or any accounting principle, method, estimate or practice, except as may be required by changes in GAAP or applicable Law;

(vii)                           waive, reduce or defer any fee payable under any Company CLO Management Agreement or Company CLO Indenture , except as set forth in Section 5.2(b)(vii) of the Company Disclosure Schedule;

(viii)                        consent to any amendment or supplement to any Company CLO Issuer Document;

(ix)                                cancel, terminate, amend or enter into, or assign or waive any material rights or claims under, any (x) Company CLO Management Agreement or (y) Company Material Contract;

(x)                                   merge or consolidate with or into, another Person or enter into any joint venture or partnership agreement or similar Contract;

(xi)                                except as set forth on Section 5.2(b)(xi) of the Company Disclosure Schedule, as otherwise required by Law or the terms of the Company Benefit Plans as such terms exist on the date of this Agreement (A) adopt, terminate or amend or secure any Company Benefit Plan or any other benefit plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase plan, program or commitment, paid time off for sickness or other plan, program or arrangement for the benefit of employees, former employees, consultants or directors of the Company, (B) grant or announce any material increase in the compensation of employees or any increase in the compensation payable or to become payable to any officer, consultant or director of the Company, (C) enter into, establish, amend, terminate or renew any employment, consultancy, bonus, severance, termination pay, retirement or other similar agreement or arrangement (or amend any existing agreement or arrangement), or (D) accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any employees, former employees, consultants or directors of the Company, or otherwise pay any amounts not due to such individuals, including severance or retention payments, or make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits, to the extent any such action could reasonable be expected to result in any increased Liability to the Company;

(xii)                             adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary;

(xiii)                          settle or compromise or commit to settle or compromise any Legal Proceeding in any manner that is adverse to the Company, any of its Subsidiaries or any Company CLO Issuer, except for any Legal Proceedings that are settled or compromised for aggregate payments that do not exceed $50,000; provided, that in no event shall the Company or such Subsidiary compromise or settle any Legal Proceeding to the extent the Company or such Subsidiary’s business would be materially restricted as a consequence thereof;

(xiv)                         make or declare any dividend or distribution, or set aside any funds for the purpose thereof, other than cash dividends from any wholly-owned Subsidiary of the Company to either (i) the Company or (ii) another wholly-owned Subsidiary of the Company;

(xv)                            enter into any new line of business; or

(xvi)                         authorize, agree or commit to do any of the foregoing.

Section 5.3                                      Access to Information.

(a)                                  Between the date of this Agreement and the earlier of the Closing and the date on which the Agreement is terminated in accordance with its terms, the Investor shall cause the Manager to, and the Manager shall, provide to the Company copies of all notices and reports under any Manager CLO Management Agreement or Manager CLO Issuer Document and afford to the Company and its professional advisors reasonable access during normal business hours and upon reasonable prior notice to all of the properties, personnel, Contracts, Books and Records of the Manager and shall promptly deliver or make available to the Company information concerning the business, properties, assets and personnel of the Manager as the Company may from time to time reasonably request; provided that the Company shall not have any access to any document or information which is subject to the terms of a confidentiality agreement with a third party or which is covered by attorney-client privilege, in each case, after taking into account any reasonable proposals made by the Company, and reasonably acceptable to the Investor, to limit or restrict such access or information (or the use thereof) in order to avoid such violations.  If any material is withheld pursuant to the preceding sentence, the Investor shall inform the Company in reasonable detail as to the nature of what is being withheld.

(b)                                 Between the date of this Agreement and the earlier of the Closing and the date on which the Agreement is terminated in accordance with its terms, the Company shall provide to the Investor copies of all notices and reports under any Company CLO Management Agreement or Company CLO Issuer Document and shall afford to the Investor and its professional advisors reasonable access during normal business hours and upon reasonable prior notice to all of the properties, personnel, Contracts, Books and

Records of the Company and shall promptly deliver or make available to the Investor information concerning the business, properties, assets and personnel of the Company as the Investor may from time to time reasonably request; provided that the Investor shall not have any access to any document or information which is subject to the terms of a confidentiality agreement with a third party or which is covered by attorney-client privilege, in each case, after taking into account any reasonable proposals made by the Investor, and reasonably acceptable to the Company, to limit or restrict such access or information (or the use thereof) in order to avoid such violations.  If any material is withheld pursuant to the preceding sentence, the Company shall inform the Investor in reasonable detail as to the nature of what is being withheld.

(c)           The Investor shall deliver the Manager Financial Information to the Company as reasonably practicable after the date of this Agreement.

(d)                                 All information disclosed pursuant to this Section 5.3 shall be subject to the Confidentiality Agreement.

Section 5.4                                      Publicity.  Prior to the Closing Date, except as may be required by Law, including the rules and regulations promulgated by the SEC or NASDAQ, the Parties agree that no public release or announcement by the Investor, the Manager, or the Company concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Investor and the Company which approval shall not be unreasonably withheld, delayed or conditioned.  If any such public announcement is required by Law to be made by any Party, prior to making such announcement, such Party will deliver a draft of such announcement to each other Party, and shall give each other Party reasonable opportunity to comment thereon.

Section 5.5                                      Notice of Events.  Between the date of this Agreement and the earlier of the Closing and the date on which the Agreement is terminated in accordance with its terms, (i) the Investor shall give prompt notice to the Company and (ii) the Company shall give prompt notice to the Investor, of: (a) any fact, event or circumstance to the Knowledge of the Manager or to the Knowledge of the Company, as applicable, that would cause, or reasonably be expected to cause, the failure of any conditions precedent to its obligations as specified in Article 6 to be satisfied so as to permit the consummation of the transactions contemplated hereby prior to the End Date, (b) any fact, event or circumstance that (1), to the Knowledge of the Manager or to the Knowledge of the Company, as applicable, would, individually or in the aggregate, reasonably be expected to have a Manager Material Adverse Effect or a Company Material Adverse Effect, as applicable, (2) to the Knowledge of the Manager or to the Knowledge of the Company, as applicable, would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the applicable Party herein, or (3) would cause, or reasonably be expected to cause or constitute, a breach in any material respect of any covenant or other agreement to be performed or complied with by the applicable Party hereunder, (c) the receipt of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby, and (d) any Legal Proceedings commenced or, to the Knowledge of the Manager or to the Knowledge of the Company, as applicable, threatened, relating to or involving or otherwise affecting an applicable Party that, if pending on the date of this Agreement, would have been required to have been disclosed by the applicable Party hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to any Party.

Section 5.6                                      Commercially Reasonable Efforts; Filings and Authorizations.  (a)  Each of the Investor, the Manager and the Company shall use commercially reasonable efforts to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable to cause the conditions set forth in Article 6 to be satisfied and to consummate and make effective the transactions contemplated hereby.

(b)                                 Each of the Investor, the Manager and the Company shall cooperate with each other and use commercially reasonable efforts to (i) as soon as practicable after the date hereof, (A) file such applications, notices, petitions, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority in order to consummate the transactions contemplated hereby, (B) use commercially reasonable efforts to obtain Governmental Approvals of all such Governmental Authorities referred to in the preceding clause (A), and (C) use commercially reasonable efforts to satisfy all conditions, undertakings and requirements as may be necessary or appropriate to obtain all such Governmental Approvals or as may be set forth therein, (ii) furnish the other Parties with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given), notices, correspondence and communications (A) prepared by or on behalf of such Party for submission to any Governmental Authority and (B) received by or on behalf of such Party from any Governmental Authority, in each case in connection with the transactions contemplated hereby and (iii) use its commercially reasonable efforts to consult with and keep the other Parties hereto informed as to the status of such matters; provided, that (x) none of the Investor, the Manager and the Company shall agree orally or in writing to any material amendments to any Manager Material Contract or Company Material Contract, to any material concessions in any commercial arrangements or to any material loss of rights (whether to have effect prior to or after the Closing), in each case, in connection with obtaining any Governmental Approval without first obtaining the prior written consent of the Investor or the Company, as applicable, and (y) none of the Investor, the Manager and the Company shall agree orally or in writing to any material concessions in any commercial arrangements or to any material loss of rights (whether to have effect prior to or after the Closing), in connection with obtaining any Governmental Approval, which would materially restrict or materially limit the operations of any of the Investor, the Manager and the Company or their Affiliates, without first obtaining the prior written consent of the Investor or the Company, as applicable.  To the extent that any application, notice, registration or request so filed by any Party contains any significant information relating to the other Parties or any of their Affiliates, prior to submitting such application, notice, registration or request to any Governmental Authority, such Party will permit the other Parties to review such information and will consider in good faith the suggestions of such other Parties with respect thereto.

(c)                                  Each of the Investor, the Manager and the Company shall use its commercially reasonable efforts to cooperate with the other Parties in the preparation and filing of any applications, notices, registrations and responses to requests for additional information from Governmental Authorities in connection with the transactions contemplated hereby, including providing such information as may be reasonably necessary for inclusion in such applications, notices, registrations and responses.

Section 5.7                                      Client Consents.  (a)  As promptly as practicable following the date hereof but in no event later than ten calendar days after the date hereof, (x) the Investor and the Manager shall take the applicable steps with respect to (i) Consents of Clients as are set forth on Section 5.7(a)(i) of the Manager Disclosure Schedule (the “Manager Client Consents”) and (ii) Consents pursuant to the Manager CLO Management Agreements as are set forth on Section 5.7(a)(ii) of the Manager Disclosure Schedule (together with the Manager Client Consents, the “Manager Consents”) and (y) the Company and its Subsidiaries shall take the applicable steps with respect to (i) Consent of Clients as are set forth on Section 5.7(a)(i) of the Company Disclosure Schedule (the “Company Client Consents”) and (ii) Consents pursuant to the Company CLO Management Agreements as are set forth on Section 5.7(a)(ii) of the Company Disclosure Schedule (together with the Company Client Consents, the “Company Consents”).

(b)                                 (i)  In connection with obtaining the Manager Consents, at all times prior to the Closing, the Investor and the Manager shall take reasonable steps to keep the Company informed of the status of obtaining such Manager Consents and, upon the Company’s request, furnish to the Company copies of any executed Manager Consents and make available for the Company’s inspection the originals of such Manager Consents and any materials distributed to or received from Clients relating to the Manager Consent process.

(ii)                                  The Company shall be provided a reasonable opportunity to review and comment upon all Consent materials to be used by the Investor and the Manager prior to distribution.  The Investor and the Manager shall incorporate all of the Company’s reasonable comments into such materials.  The Investor and the Manager shall promptly upon their receipt furnish to the Company copies of any and all substantive correspondence between them and Clients or representatives or counsel of such Clients relating to the Consent solicitation provided for in this Section 5.7.

(c)           (i)  In connection with obtaining the Company Consents, at all times prior to the Closing, the Company shall take reasonable steps to keep the Investor informed of the status of obtaining such Company Consents and, upon the Investor’s request, furnish to the Investor copies of any executed Company Consents and make available for the Investor’s inspection the originals of such Company Consents and any materials distributed to or received from Clients relating to the Company Consent process.

(ii)           The Investor shall be provided a reasonable opportunity to review and comment upon all Consent materials to be used by DCM prior to distribution.  The Company shall incorporate all of the Investor’s reasonable comments into such materials.  The Company shall promptly upon its receipt furnish to the Investor copies of any and all substantive correspondence between it and DCM’s Clients or representatives or counsel of such Clients relating to the Consent solicitation provided for in this Section 5.7.

(d)           Prior to entering into a new Advisory Contract or Strategic Financing Agreement with any new Client, the Company and the Manager shall inform, or cause to be informed, in writing, with the same disclosures that are provided to Clients in connection with obtaining Manager Consents or Company Consents, as applicable, each potential counterparty to such Advisory Contract or Strategic Financing Agreement of the transactions contemplated by this Agreement, and shall include in the applicable Advisory Contract or Strategic Financing Agreement a provision disclosing the transactions contemplated hereby and the Consent of the new Client or counterparty thereto (to the extent permitted by applicable Laws).

Section 5.8             Proxy Statement; Stockholders Meeting.

(a)           As soon as practicable after the execution of this Agreement but no later than 10 Business Days after the execution of this Agreement; provided that if the Company has not received the Manager Financial Information within the 10 Business Days after the execution of this Agreement, then no later than 5 Business Days following receipt by the Company of the Manager Financial Information, the Company shall prepare and file with the SEC the preliminary Proxy Statement. The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments.  The Company shall (i) promptly provide the Investor and its counsel notice of the receipt of any written comments, and promptly inform the Investor and its counsel of the receipt of any oral comments, of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the Investor and its counsel copies of all correspondence between the Company or any representative of the Company and the SEC, (ii) give the Investor and its counsel the opportunity to review and comment upon the Proxy Statement prior to its being filed with the SEC and shall give the Investor and its counsel the opportunity to review and comment upon all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, in each case to the extent practicable, (iii) subject to Section 5.8(b), use its commercially reasonable efforts to obtain the Stockholder Approval and (iv) use its reasonable best efforts otherwise to comply with all legal requirements applicable to such meeting.  If, at any time prior to the Stockholder Meeting, any information relating to the Company, the Investor or Manager or any of their respective Affiliates, directors or officers should be discovered by the Company or Investor, which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Party responsible for filing or mailing such document shall provide the other Party a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party.  The Company and the Investor shall cooperate with one another in connection with the preparation of the Proxy Statement and shall furnish all information concerning such Party as the other Party may reasonably request in connection with the preparation of the Proxy Statement.

(b)           The Company, acting through its Board of Directors, shall duly call, give notice of, convene and hold as promptly as practicable the Stockholders Meeting for the purpose of considering and voting upon the issuance of the shares comprising the Stock Consideration and the Conversion Shares and shall use its commercially reasonable efforts to cause such meeting to occur as promptly as reasonably practicable.  Except in the event of a Change of Board Recommendation specifically permitted by Section 5.10(b), the Proxy Statement shall include the Company Recommendation and the Board of Directors of the Company (and all applicable committees thereof) shall use its reasonable best efforts to obtain from its stockholders the Stockholder Approval in favor of the consummation of the transactions contemplated by this Agreement.  Unless this Agreement is validly terminated in accordance with its terms pursuant to Article 8, the Company shall submit the issuance of the shares comprising Stock Consideration and the Conversion Shares to its stockholders at the Stockholder Meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Change of Board Recommendation or proposed or announced any intention to do so.  Subject to Section 5.10(a), the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the issuance of the shares comprising the Stock Consideration and the Conversion Shares, and shall take all other action reasonably necessary or advisable to secure the Stockholder Approval.  Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders Meeting to a date that is not more than 30 days after the original scheduled date for the Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders, or if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting.

(c)           Except as provided for in Section 5.10(b), neither the Board of Directors of the Company nor the Special Committee shall withdraw, qualify, or modify, or publicly propose to withdraw, qualify or modify, in a manner adverse to the Investor, the Company Recommendation or the approval or declaration of advisability by the Board of Directors of the Company or the Special Committee of this Agreement and the transactions contemplated hereby.

Section 5.9             Investor No Shop.  From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, the Investor and its Affiliates shall not, shall not permit any of their respective members, directors, officers or employees to, and shall use their commercially reasonable efforts to cause their respective investment bankers, financial advisors, attorneys, accountants and other representatives (collectively, the “Investor Representatives”) not to, directly or indirectly, (i) discuss, negotiate, undertake, initiate, authorize, recommend, propose or enter into, any Manager Alternative Proposal, (ii) solicit or knowingly encourage or facilitate, negotiations or submissions of proposals or offers in respect of a Manager Alternative Proposal, (iii) furnish or cause to be furnished, to any Person, any confidential information concerning the business, operations, properties or assets of the Manager or the Manager CLO Issuers in connection with a Manager Alternative Proposal or (iv) or execute or enter into any agreement, understanding, letter of intent or arrangement with respect to a Manager Alternative Proposal.  The Investor shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Company) conducted heretofore with respect to any Manager Alternative Proposal.  The Investor agrees not to release any third party from the confidentiality of any agreement regarding the Manager or the Manager CLO Issuers.

Section 5.10           The Company No Shop.

(a)           The Company agrees that, except as expressly permitted by this Section 5.10, the Company shall not, shall cause its Subsidiaries not to, and the Company and its Affiliates shall not permit their respective directors, officers or employees to, and shall use their commercially reasonable efforts to cause their respective investment bankers, advisors, attorneys, accountants and other representatives (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, facilitate or encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Company Alternative Proposal or engage in, participate in or continue any discussions or negotiations with respect thereto or otherwise cooperate with or assist or facilitate any such inquiries, proposals, offers, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, any Company Alternative Proposal, (iii) furnish or cause to be furnished, to any Person, any non-public information concerning the business, operations, properties or assets of the Company or the Company CLO Issuers in connection with a Company Alternative Proposal (other than pursuant to a confidentiality agreement described below), (iv) withdraw, change, amend, modify or qualify, or propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Investor or Manager, or otherwise make any statement or proposal inconsistent with, the Company Recommendation, (v) enter into any agreement, understanding, letter of intent, agreement in principle or other agreement or understanding relating to a Company Alternative Proposal or arrangement with respect to a Company Alternative Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or (vi) resolve, propose or agree to do any of the foregoing (any action or failure to act set forth in the foregoing clauses (ii), (iv) or (vi) (to the extent related to the foregoing clauses (ii) or (iv)), a “Change of Board Recommendation”).  The Company shall, and shall cause the Company Subsidiaries and Company Representatives to, immediately cease and cause to be terminated any and all activities, solicitations, encouragement, discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, its Subsidiaries or any of the Company Representatives with respect to any Company Alternative Proposal.  Subject to Section

5.10(b), none of the Company, the Board of Directors of the Company or the Special Committee shall recommend to the holders of Common Stock any Company Alternative Proposal or approve any agreement with respect to a Company Alternative Proposal.  Nothing contained in this Section 5.10 shall prohibit the Board of Directors of the Company or the Special Committee from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Company Alternative Proposal, making any disclosure legally required, in the opinion of the Company’s outside counsel, to the Stockholders of the Company with regard to such Company Alternative Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Transaction shall be deemed to be a Change of Board Recommendation for purposes of this Agreement.

(b)           Notwithstanding anything to the contrary contained in Section 5.10(a), if at any time following the date hereof and prior to obtaining Stockholder Approval the Company has received a bona fide written Company Alternative Proposal from a third party, (i) the Company has not breached this Section 5.10, (ii) the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside counsel, that such Company Alternative Proposal constitutes or is reasonably likely to result in a Superior Proposal and (iii) after consultation with its outside counsel, the Board of Directors of the Company determines in good faith that the failure to take such action is necessary to comply with its fiduciary duties to the stockholders of the Company and director duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Alternative Proposal and (B) participate in discussions or negotiations with the Person making such Company Alternative Proposal regarding such Company Alternative Proposal; provided that the Company (x) shall promptly notify Investor orally and in writing (and in any event within 24 hours) of any determination concerning an Company Alternative Proposal pursuant to this Section 5.10(b), (y) will not, and will not allow its Subsidiaries and the Company Representatives to, disclose any information to such Person without first entering into a confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and (z) will promptly provide to Investor any information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to the Investor.

(c)           Notwithstanding anything to the contrary contained in Section 5.10, if an Intervening Event occurs or the Company receives a Company Alternative Proposal which the Board of Directors of the Company concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after (in each case) giving effect to all of the adjustments to the terms of this Agreement which may be offered by the Investor (including pursuant to clause (iii) below), the Board of Directors of the Company may at any time prior to obtaining Stockholder Approval, if it determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under applicable Law, (x) effect a Change of Board Recommendation and/or (y) solely with respect to a Superior Proposal, terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee; and provided further that the Board of Directors of the Company may not withdraw, modify or amend the Company Recommendation in a manner adverse to Investor pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall not have breached this Section 5.10 and (B):

(i)            with respect to clause (y), such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii)           with respect to clause (x) and (y), the Company shall have provided prior written notice to Investor, at least five Business Days in advance (the “Notice Period”), of its intention to take such action, which notice, shall described, as applicable, the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal) or reasonable detail regarding such Intervening Event, and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(iii)          with respect to clause (x) and (y), prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause the Company Representatives to, during the Notice Period, negotiate with Investor in good faith (to the extent Investor desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that (A) with respect to clause (x), the Board of Directors of the Company no longer deems it necessary to effect a Change of Board Recommendation or (B) with respect to clause (y), such Company Alternative Proposal ceases to constitute a Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to the Investor and to comply with the requirements of this Section 5.10(c) with respect to such new written notice.

(d)           The Company shall promptly (and in any event within 24 hours) notify Investor in writing in the event that the Company, any of its Subsidiaries or any Company Representative receives (i) any Company Alternative Proposal, (ii) any request for non-public information relating to the Company or any Subsidiary of the Company other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Company Alternative Proposal, (iii) any inquiry or request for discussions or negotiations regarding any Company Alternative Proposal or (iv) any notice that any Person is reinstituting any Company Alternative Proposal that the Company, any Subsidiary of the Company or any of the Company Representatives received prior to the date of this Agreement.  The Company shall notify Investor promptly (and in any event within 24 hours) with the identity of such Person and a copy of such Company Alternative Proposal, notice, inquiry or request (or, where no such copy is available, a reasonably detailed description of such Company Alternative Proposal, indication, notice, inquiry or request), including any modifications thereto.  The Company shall keep the Investor reasonably informed on a current basis (and in any event at Investor’s request and otherwise no later than 24 hours after the occurrence of any changes, developments, discussions or negotiations) of the status of any Company Alternative Proposal, indication, notice, inquiry or request (including the terms and conditions thereof and of any modification thereto), and any developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Investor orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Company Alternative Proposal pursuant to Section 5.10(b).  The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any Contract, in each case, that prohibits the Company from providing such information to Investor.  The Company shall not, and shall cause its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality Contract to which the Company or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement; provided, however, that the Company may grant a limited waiver of a standstill agreement solely to permit an Company Alternative Proposal to be made if it determines in good faith, after consultation with outside counsel, that such actions are necessary to comply with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable Law.  The Company shall provide Investor with seventy-two (72) hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which it the Board of Directors of the Company is reasonably expected to consider any Company Alternative Proposal.

Section 5.11           Termination of Affiliate Transactions.  Except as set forth in Section 5.11 of the Manager Disclosure Schedule, all Contracts or arrangements between the Manager, on the one hand, and the Investor and any of its Affiliates (other than the Manager), on the other hand, shall be terminated as of the Closing, and all Liabilities thereunder shall thereupon be discharged and released.

Section 5.12           Tax Matters.

(a)           After the Closing Date, the Company and the Investor shall provide each other with reasonable cooperation in connection with the preparation of Tax Returns of the Company or the Investor and shall make available to the other and to any taxing authority, as reasonably requested, all information, records or documents in their possession relating to Tax Liabilities or potential Tax Liabilities of or relating to the Company or the Manager for all periods prior to or including the Closing Date and shall preserve all such information, records and documents in accordance with their regular document retention policies.

(b)           The Company will be responsible for all sales, use, stamp, recordation and similar transfer Taxes imposed with respect to the transactions contemplated by this Agreement.  If the Investor pays a portion of such Taxes, the Company must reimburse the Investor promptly after receipt of notice of payment by the Investor together with evidence of payment.

(c)           Unless the Investor consents otherwise after discussion between the Company and the Investor (such consent not to be unreasonably conditioned, delayed or withheld), the Company shall make a “closing-of-the-books election” pursuant to Treasury Regulations Section 1.382-6(b) (and pursuant to any corresponding provision of applicable state and local Law) with respect to the taxable year in which an “ownership change” (within the meaning of Section 382(g) of the Code) occurs in connection with the transactions contemplated by this Agreement.

(d)           The Investor shall prepare or cause to be prepared any Tax Returns of or relating to the Manager for any taxable period ending on or before the Closing Date and for any Straddle Period.  The Investor shall deliver at least ten (10) days prior to the due date for the filing of any such Tax Return for a Straddle Period to the Company for the Company’s review and approval a draft of such Tax Return, which approval shall not be unreasonable withheld.

(e)           The Investor and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, shall promptly notify each other upon receipt by such Person of written notice of any inquiry, claim, assessment, audit or similar event with respect to Taxes relating to a taxable period (or portion thereof) ending on or before the Closing Date for which the Investor may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”).  The Investor shall control the conduct of all Tax Contests, including any settlement or compromise thereof; provided, however, that the Investor shall not settle or compromise any Tax Contest without the prior written approval of the Company, which approval shall not be unreasonably withheld.  The Company may participate at its own expense with respect to any Tax Contest.  To the extent this Section 5.12(e) is duplicative of or conflicts with any provision in Article 7, this Section 5.12(e) shall govern.

(f)            Neither the Company nor any of its Affiliates may amend, refile or otherwise modify any Tax Return of the Manager relating to any Pre-Closing Tax without the prior written consent of the Investor, which consent shall not be unreasonably withheld.

(g)           Any Tax refund or amount credited against Taxes in lieu of a Tax refund, including any interest paid therewith and net of any reasonable cost associated therewith, relating to any Pre-Closing Tax shall be the property of the Investor, and, if received by

(or, in the case of a credit, credited to) the Company or any of its Affiliates, shall be paid over to the Investor within thirty (30) days following receipt of such refund or entitlement to such credit.

(h)           For purposes of calculating the amount of Pre-Closing Taxes relating to any Straddle Period, the portion of any Tax that is allocable to the portion of such Straddle Period ending on the Closing Date shall be: (A) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (B) in the case of Taxes other than those described in clause (A), determined from the books and records of the Manager (or, if applicable, the Investor or its Affiliates) as though the taxable year of the Manager (or, if applicable, the Investor or its Affiliates) terminated at the close of business on the Closing Date.

Section 5.13           Listing.  The Company shall use its commercially reasonable efforts at all times to cause the shares of Common Stock comprising the Stock Consideration to be approved for listing on the NASDAQ or such other securities exchange or quotation system, if any, on which the Common Stock is listed from time to time, subject to official notice of issuance.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.13.

Section 5.14           Management Fees.  The Investor and the Manager covenant and agree that any management fees related to or arising out of the management of any Manager CLO Issuer earned, accrued or received by the Manager after February 28, 2010 shall not be distributed to or otherwise transferred to the Investor or any of its Affiliates and to the extent not used to pay Manager Shutdown Liabilities prior to Closing shall be retained by the Manager and preserved for the benefit of the Company.

Section 5.15           Manager CLO Issuers.  For so long as an Affiliate of the Company is the collateral manager of any Manager CLO Issuer, Investor shall not, directly or indirectly, and shall cause Affiliates of Investor not to, directly or indirectly, take any action, either individually or collectively with any other Person to (i) cause the removal of an Affiliate of the Company as collateral manager of any Manager CLO Issuer, including pursuant to any “key person” provision of any Manager CLO Management Agreement, or terminate any Manager CLO Management Agreement or (ii) vote in favor of a redemption of any securities issued by any Manager CLO Issuer or the acceleration or liquidation of any Manager CLO Issuer.

Section 5.16           Market Activity.  The Investor agrees that from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, that it shall not, and shall not permit any Person acting on its behalf to, engage in Short Sales, derivatives, participations, swaps or other arrangements that transfer to another Person, in whole or in part, any of the economic consequences of ownership of the Common Stock.

Section 5.17           Resignations.  The Manager agrees that it will provide the Company with written resignations or severance agreements containing such resignations or terminations of all officers, managers or directors of the Manager other than the Key Employees, in form and substance reasonably satisfactory to the Company, or the Company shall otherwise be reasonably satisfied that such officers, directors or managers have been terminated and all Liabilities relating thereto have been set forth in the Estimated Manager Shutdown Liabilities.

Section 5.18           Waiver under Company Constituent Documents.  On or prior to the Closing Date, the Board of Directors of the Company shall (i) waive any requirement that the Investor comply with any restrictions on transfer of Common Stock or Convertible Notes under Article IX of the Company Articles of Incorporation, (ii) submit to the Stockholders of the Company for a vote to amend the Company Articles of Incorporation to remove the restrictions regarding ownership and transfer of Common Stock and (iii) cause the Company Bylaws to be amended to remove references to the NYSE independence rules.

Section 5.19           Further Assurances.  From and after the Closing, each Party shall cooperate with the others, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as such Party may reasonably be requested to take by the other Parties from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 6

CONDITIONS TO THE CLOSING

Section 6.1             Conditions to Obligation of the Company.  The obligation of the Company under this Agreement to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Company:

(a)           Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b)           No Injunctions or Restraints; Illegality.  No Order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.  No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the transactions contemplated hereby.

(c)           Governmental Approvals.  All Governmental Approvals necessary for the consummation of the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, except for Governmental Approvals the failure of which to have been obtained and waiting periods the failure of which to have expired, do not and would not reasonably be expected to have, individually or in the aggregate, a Manager Material Adverse Effect or Company Material Adverse Effect.

(d)           Representations and Warranties Accurate.  All representations and warranties of the Investor and the Manager set forth in Article 3 shall be true and correct (without giving effect to any limitation as to “materiality” or any derivative thereof or “material adverse effect” set forth therein), except where the failure or failures of such representations and warranties of the Manager and the Investor set forth in Article 3 to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Manager Material Adverse Effect provided, that the representations and warranties of the Manager contained in Sections 3.1(a), 3.2 and 3.3 shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (or if expressly made as of a specific date, as of that date).

(e)           Performance.  The Investor and the Manager shall have performed and complied in all material respects with all covenants and other agreements required by this Agreement and the Ancillary Documents to be performed and complied with by them prior to or on the Closing Date.

(f)            No Manager Material Adverse Effect.  From the date of this Agreement to the Closing Date, no Manager Material Adverse Effect has occurred.

(g)           Manager CLO Issuers.  The Manager shall have not have received notice from any CLO Issuer or CLO Investor that it may cause, either individually or collectively with others, a redemption of any securities issued by such Manager CLO Issuer or termination of any Manager CLO Management Agreement.

(h)           Convertible Notes Agreement.  The transactions contemplated by the Convertible Notes Agreement shall be consummated contemporaneously with the Closing (except to the extent that failure of transactions under the Convertible Notes Agreement to be consummated results from a breach of the Convertible Notes Agreement by the Company or a failure by the Company to satisfy any conditions therein).

(i)            FIRPTA Certificate.  The Investor shall have provided to the Company a FIRPTA certificate which meets the requirements of Section 1445 of the Code which provides that the Investor is not a foreign person for purposes of Section 1445 of the Code.

(j)            Debt Buyback.  The Company shall have consummated or caused to be consummated the Debt Buyback in an aggregate amount not greater than $55,000,000 plus accrued interest thereon to the Closing Date.

(k)           Ancillary Documents.  The Company shall have received copies of each of the Ancillary Documents, duly executed by the Investor and the Manager, as applicable.

(l)            Delivery of Units.  The Investor shall have delivered all documents, if any, necessary to transfer to the Company the Units, free and clear of all Liens (other than restrictions under applicable federal and state securities laws) including certificates representing all of the Units endorsed in blank or accompanied by duly executed assignment documents.

(m)          Employment Agreements.  Each of the Employment Agreements shall be in full force and effect.

(n)           Officer’s Certificate.  The Company shall have received a certificate executed by a duly authorized executive officer of the Investor on behalf of the Investor dated as of the Closing Date, (i) setting as forth as of the Closing Date (A) the aggregate amount of Retained Fees, and the amount thereof used to pay the Manager Shutdown Liabilities (specifying the same) and (B) cash and cash equivalents of Manager and (ii) to the effect that the conditions set forth in Sections 6.1(d), (e), (f) and (g) have been satisfied.

(o)           Secretary’s Certificate.  The Company shall have received (i) true, correct and complete copies of the Manager’s Constituent Documents and (ii) action by the sole member of the Manager authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified as correct and complete as of the Closing Date by the Secretary or sole member of the Manager.

Section 6.2             Conditions to Obligation of the Investor and the Manager.  The obligation of the Investor and the Manager to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Investor:

(a)           Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b)           Debt Buyback.  The Company shall have consummated or caused to be consummated the Debt Buyback in an aggregate amount not greater than $55,000,000 plus accrued interest thereon to the Closing Date.

(c)           No Injunctions or Restraints; Illegality.  No Order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.  No Law shall have been enacted, entered, promulgated or enforced by any

Governmental Authority that prohibits or makes illegal consummation of the transactions contemplated hereby.

(d)           Governmental Approvals.  All Governmental Approvals necessary for the consummation of the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, except for Governmental Approvals the failure of which to have been obtained and waiting periods the failure of which to have expired, do not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)           Representations and Warranties Accurate.  All representations and warranties of the Company set forth in Article 4 shall be true and correct (without giving effect to any limitation as to “materiality” or any derivative thereof or “material adverse effect” set forth therein), except where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not and would not reasonably be expected to have a Company Material Adverse Effect provided, that the representations and warranties of the Company contained in Sections 4.1(a), 4.2, 4.4 and 4.14(k) (excluding clause (ii)) shall be true and correct in all respects, and the representation and warranty of the Company contained in Section 4.14(k) (excluding clause (i)) shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (or if expressly made as of a specific date, as of that date).

(f)            Performance.  The Company shall have performed and complied in all material respects with all covenants and other agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

(g)           No Company Material Adverse Effect.  From the date of this Agreement to the Closing Date, no Company Material Adverse Effect has occurred.

(h)           Company Consents.  The Company shall have obtained, prior to the Closing, the consents relating to the Company CLO Issuers representing more than 85% of the net present value of Company CDO management fees in aggregate.  For purposes of this calculation, the net present value of management fees will be based upon the assumptions detailed in Section 1.1 of the Company Disclosure Schedule.

(i)            Convertible Notes Agreement.  The transactions contemplated by the Convertible Notes Agreement shall be consummated contemporaneously with the Closing (except to the extent such failure of transactions under the Convertible Notes Agreement to be consummated results from a breach of the Convertible Notes Agreement by the Investor).

(j)            Ancillary Documents.  The Investor shall have received copies of the Ancillary Documents, duly executed by the Company.

(k)           Officer’s Certificate.  The Investor shall have received a certificate executed by a duly authorized executive officer of the Company on behalf of the Company dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.2(e), (f), (g) and (h) have been satisfied.

(l)            Secretary’s Certificate.  The Investor shall have received (i) true, correct and complete copies of the Company’s Constituent Documents and (ii) resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified as correct and complete as of the Closing Date by the Secretary of the Company.

(m)          Listing of Shares.  The Common Stock and the Conversion Shares shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(n)           State Securities Laws.  The Company shall have obtained all necessary permits and qualifications, if any, or secured an exemption therefrom, required by the state securities laws prior to the issuance of the Common Stock, and such authorization, approval, permit or qualification shall be effective at the Closing.

(o)           Payment Agreement and Termination Agreement.  Each of the Payment Agreement and the Termination Agreement shall have been duly executed and delivered by the parties thereto and shall, as of the Closing, be in full force and effect without any waiver, termination, amendment or modification of any provision thereof or any agreement to with respect to any waiver, termination, amendment or modification.

ARTICLE 7

SURVIVAL; INDEMNIFICATION

Section 7.1             Survival of Representations and Warranties and Covenants.  The representations and warranties contained herein or in any schedule, instrument or other writing delivered pursuant hereto shall not survive the Closing.  The covenants and agreements contained herein of the Parties hereto shall survive the Closing without limitation (except for those which by their terms contemplate a shorter survival time).

Section 7.2             Indemnification.  Subject to this Article 7, the Investor shall, from and after Closing, indemnify and hold the Company and its Affiliates (other than the Investor and its Affiliates that are Affiliates of the Company) and their respective directors, officers, employees, agents, successors and assigns (each, individually, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) harmless from and against and in respect of any Losses arising out of, attributable to, based upon or resulting from, (x) any Manager Operating Liabilities and (y) Pre-Closing Taxes.

Section 7.3             Limitations on Indemnification.

(a)           The Investor shall not have any liability under this Article 7 hereof unless and until the aggregate Losses suffered by the Company Indemnified Parties, on a cumulative basis, exceed $125,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible.  The Investor shall not be required to indemnify the Company Indemnified Parties for an aggregate amount of Losses in excess of, whether based on contract, tort, strict liability, other Laws or otherwise, $5,000,000 (the “Cap”).  The indemnification obligation set forth in Section 7.2(x) shall survive until the first anniversary of the Closing Date and the indemnification obligation set forth in Section 7.2(y) shall survive until the third anniversary of the Closing Date (the “Survival Period”); provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which a Company Indemnified Person shall have given notice in accordance with Section 7.4 before the termination of the Survival Period.   Notwithstanding anything to the contrary, in no event shall the Investor or any of its Affiliates be liable for, or indemnify any Company Indemnified Party with respect to, from and against and in respect of any Losses arising out of, attributable to, based upon or resulting from the Assumed Liabilities.

(b)           To the extent that the Company Indemnified Parties have recovered all or any portion of their Losses with respect to any matter arising under one provision of this Agreement, such Company Indemnified Party shall not be entitled to recover such portion of such Losses pursuant to other provisions of this Agreement.

(c)           No claim shall be brought or maintained by any Company Indemnified Party against any Investor Representative and no recourse shall be brought or granted against any such Investor Representatives (pursuant to Section 5.9), by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder, unless such Company Indemnified Party reasonably and in good faith believes that such Investor Representative committed intentional fraud with respect to any such alleged misrepresentation, inaccuracy or breach, and no such Investor Representative shall be subject to any liability with respect to any such alleged misrepresentation, inaccuracy or breach except to the extent it has been judicially determined (and is non-appealable) to have arisen from the intentional fraud committed by such Investor Representative.

Section 7.4             Notice and Defense of Claims.  (a)  In order for a Company Indemnified Party to be entitled to seek any indemnification provided for under this Agreement, such Company Indemnified Party shall give notice (which shall describe in reasonable detail the basis of the claim for indemnification) to the Investor as promptly as practicable and in any event within 20 days after receiving knowledge of the occurrence of the event giving rise to such Company Indemnified Party’s claim for indemnification; provided, that the failure of such Company Indemnified Party to give notice as provided in this Section 7.4 shall not relieve the Investor of its obligations under Section 7.2, except to the extent that the Investor shall have been actually and materially prejudiced as a result of such failure and the indemnification obligations are materially increased as a result of such failure. In the event of any Legal Proceeding asserted by any Person who is not a party (or a successor to a party) to this Agreement (a “Third Party Claim”) which is or gives rise to an indemnification claim hereunder, the Investor may elect within 15 Business Days following notice of a Third Party Claim to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Investor, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Company Indemnified Party (whose approval shall not unreasonably be withheld), and the Company Indemnified Party may participate in such defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Investor; it being understood, however, that the Investor shall control such defense. Should the Investor elect to assume the defense of a Third Party Claim, the Investor shall not be liable to the Company Indemnified Party for legal expenses subsequently incurred by the Company Indemnified Party in connection with the defense thereof.  Subject to the Cap, the Investor shall be liable for the fees and expenses of counsel employed by the Company Indemnified Party for any period during which the Investor has not assumed the defense thereof. If the Investor chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim.  Such cooperation shall include the retaining of and (upon the Investor’s request) the providing to the Investor of records and information which are reasonably relevant to such Third Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Regardless of whether or not the Investor shall have assumed the defense of a Third Party Claim (i) the Company Indemnified Party shall deliver to the Investor, within five

Business Days after the Company Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Company Indemnified Party relating to the Third Party Claim and (ii) neither the Investor nor the Company Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the other party, which shall not be unreasonably withheld.  The Investor shall not enter into any settlement of, or consent to the entry judgment in connection with, any Third Party Claim unless such settlement (x) includes an unconditional release of such Company Indemnified Party, in form and substance reasonably satisfactory to such Company Indemnified Party, from all liability on claims that are the subject matter of such settlement (and does not impose any non monetary obligations or restrictions on any Company Indemnified Party), and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Company Indemnified Party.  Notwithstanding the foregoing, the Investor shall continue to be entitled to assert any limitation on any claims contained in this Article 7.

(b)           The parties hereto agree that process may be served on the Investor with respect to such Third Party Claim by service of process delivered in the manner and to the address for such Investor provided by Section 9.2.

Section 7.5             Determination of Loss Amount.  The amount of any Loss subject to indemnification under Section 7.2 shall be calculated net of (a) any tax benefit that a Company Indemnified Party actually realizes on account of such Loss (but only to the extent such benefit is actually realized by such party on or before the end of the taxable year in which such indemnity payment is made) and (b) any insurance proceeds (net of direct collection expenses) or any indemnity, contribution or other similar payment actually received by the Company Indemnified Party from any third party with respect thereto.  The Company Indemnified Party shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.  In the event that an insurance or other recovery is made by any Company Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (less any costs or expenses to obtain such recovery) shall be made promptly to the Investor.  The Investor shall be subrogated to all rights of the Indemnified Parties and their Affiliates in respect of any Losses indemnified by the Investor.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall have no right to indemnification hereunder with respect to any Loss or alleged Loss to the extent the amount of such Loss or alleged Loss is included in the calculation of Manager Shutdown Liabilities.

Section 7.6             Mitigation. The Parties shall cooperate with each other with respect to resolving any claim with respect to which the Investor is obligated to indemnify the Company Indemnified Parties hereunder, including by taking commercially reasonable efforts to mitigate or resolve any such claim or liability including responding to such claims or liabilities in the same manner as the applicable Party would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement.  In furtherance of the foregoing, the Company shall not knowingly and intentionally instigate or encourage any claim against the Investor or the Manager by a Person who is not a Company Indemnified Party.

Section 7.7             Remedies Exclusive.  The Company Indemnified Parties understand and agree that, in the absence of fraud, the indemnity provisions set forth in this Article 7 are the sole and exclusive remedy of the Company Indemnified Parties with respect to any Losses that have been or may be suffered by the Company Indemnified Parties in connection with this Agreement and the Ancillary Agreements.

Section 7.8             Payments. Payment of any indemnification obligation pursuant to this Article 7 shall be effected (a) if the Investor owns Common Stock, then by cancellation of a number of shares of Common Stock owned by the Investor equal to the amount of such indemnification obligation divided by the Per Share Price and (b) if the Investor no longer owns any Common Stock, then by wire transfer of immediately available funds to an account(s) designated by the Company Indemnified Party, in each case within ten Business Days after the determination thereof.

Section 7.9             Characterization of Indemnification Payments. The parties agree to treat all payments made pursuant to this Article 7 as adjustments to the purchase price for the Units for United States federal, state and local income Tax purposes, unless otherwise required by applicable Law.

ARTICLE 8

TERMINATION OF AGREEMENT

Section 8.1             Termination.  This Agreement may not be terminated prior to the Closing, except as follows:

(a)           by written consent of the Company and the Investor;

(b)           at the election of the Company or the Investor upon prior written notice, if any one or more of the conditions set forth in Article 6 (other than those that by their nature are to be satisfied at the Closing) has not been fulfilled on or before July 31, 2010 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Party seeking to terminate this Agreement if any failure by such Party to perform or observe the covenants and agreements of such Party set forth in this Agreement at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before the End Date;

(c)           by the Company or the Investor if the Stockholder Approval shall not have been obtained at a Stockholders Meeting or any adjournment or postponement thereof at which the vote was taken;

(d)           by the Company, in accordance with, and subject to the terms and conditions of, Section 5.10(c), provided, that the Company shall have paid to Investor the Termination Fee;

(e)           at the election of the Company or the Investor upon prior written notice, if any court of competent jurisdiction or other Governmental Authority shall have issued a final nonappealable Order or taken any other final action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f)            at the election of (x) the Company, upon prior written notice, if there has been any inaccuracy in or breach of any representation or warranty, or breach of any covenant or agreement, made by the Investor or the Manager contained in this Agreement or (y) the Investor, upon prior written notice, if there has been an inaccuracy in or breach of any representation or warranty, or breach of any covenant or agreement, made by the Company contained in this Agreement, in each case which inaccuracy or breach (i) would give rise to a failure of a condition set forth in Article 6 and (ii) has not been cured by the Party in breach prior to the earlier to occur of (x) 30 Business Days after such Party’s receipt of written notice of such breach and (y) the End Date; provided, however, that no Party that is then in material breach of this Agreement may terminate this Agreement pursuant to this Section 8.1(f); or

(g)           at the election of Investor, upon a Change of Board Recommendation.

Section 8.2             Survival After Termination; Termination Fee.  (a)  If this Agreement is terminated in accordance with Section 8.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect and each Party shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, except that (i) the provisions set forth in Article 9 and this Section 8.2 shall survive the termination of this Agreement and (ii) nothing in this Agreement shall relieve any Party from Liability to the extent that failure to satisfy the conditions of Article 6 results from a breach of or default under any representation or warranty or covenant made by such Party or its Affiliates under this Agreement or a breach of or default under the provisions of any ancillary agreement or other agreement made pursuant to this Agreement or such termination results from the willful violation by such Party (or by the Company in the case of a termination by the Investor) of its obligations under this Agreement.

(b)           Notwithstanding anything to the contrary herein, in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d) or the Investor pursuant to Section 8.1(g), then the Company shall pay to the Investor the Termination Fee immediately upon such Termination.

(c)                                  For purposes of this Agreement, “Termination Fee” means an amount equal to $1.5 million plus the Investor’s (i) reasonable and documented out-of-pocket legal fees and expenses relating to this Agreement and the Ancillary Documents, the negotiations leading up to this Agreement and the Ancillary Documents and the transactions contemplated hereby.

(d)           If (i) this Agreement is terminated in accordance with Sections 8.1(b), (c) or (f) (y), and prior to the termination of this Agreement pursuant to Section 8.1(c) a public announcement or other disclosure of a Company Alternative Proposal has occured or in the case of Section 8.1(b) or Section 8.1(f)(y) the Company, its Subsidiaries or any

of the Company Representatives have received a Company Alternative Proposal and (ii) within 6 months after such termination, the Company enters into an agreement in respect of any Company Alternative Proposal or a transaction in respect of a Company Alternative Proposal is consummated, then the Company shall pay to the Investor the Termination Fee.

ARTICLE 9
MISCELLANEOUS

Section 9.1                                      Expenses.

(a)                                  Except as otherwise expressly set forth in Section 5.12(b) or this Section 9.1, each Party hereto shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement and the Ancillary Documents, the negotiations leading up to this Agreement and the Ancillary Documents and the transactions contemplated hereby.

(b)                                 The Company agrees that if the Closing occurs, then at the Closing the Company shall pay the Investor’s (i) reasonable and documented out-of-pocket legal fees and expenses and (ii) reasonable and documented out-of-pocket financial advisor fees and expenses in an amount not to exceed $500,000 relating to this Agreement and the Ancillary Documents, the negotiations leading up to this Agreement and the Ancillary Documents and the transactions contemplated hereby.

Section 9.2                                      Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or when sent by telecopier (with receipt confirmed); provided, that a copy is also sent by registered mail, return receipt requested, or by courier addressed as follows (or to such other address for a Party as shall be specified by like notice):

If to the Company (or the Manager after the Closing Date):

Deerfield Capital Corp.

6250 North River Road

9th Floor
Rosemont, Illinois 60018
Attention:                                     Robert Contreras
Telecopier:                                 (773) 380-1695

with copies to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York  10022
Attention:                                         Marc Weingarten, Esq.
Telecopier:                                     (212) 593-5955

If to the Investor (or the Manager prior to Closing):

Bounty Investments, LLC

c/o Columbus Nova Partners, LC
601 Lexington Avenue, 58th Floor
New York,  New York 10022
Attention:                                         Paul Lipari
Telecopier:                                 (646) 349-1091

with copies to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:                                     James C. Gorton, Esq.
Telecopier:                                 (212) 751-4864

Section 9.3                                      Governing Law.  This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of New York without reference to its choice of law rules.

Section 9.4                                      Consent to Jurisdiction.  Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim, in whole or in part, arising out of, related to, based upon or in connection with this Agreement or the subject matter hereof shall be brought only in the courts of the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County, (b) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise. Each Party hereby (i) consents to service of process in any such action in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.2, shall constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 9.5                                      Specific Performance.  The Parties to this Agreement each acknowledge that each Party would not have an adequate remedy at law for money damages in the event that any of the covenants hereunder have not been performed in accordance with their terms, and therefore agree that each other Party hereto shall be entitled to specific enforcement of the terms hereof and any other equitable remedy to which such Party may be entitled.

Section 9.6                                      Waiver of Jury Trial.  Each Party hereto waives its right to a trial by jury in any judicial proceeding involving, directly or indirectly, any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to or connected with this Agreement or the transactions contemplated hereby.

Section 9.7                                      Binding Effect; Persons Benefiting; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.  Except as expressly provided in Article 7 with respect to rights to indemnification, nothing in this Agreement is intended or shall be construed to confer upon any Person other than the Parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.11 without notice or Liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Without the prior written consent of each of the other Parties, this Agreement may not be assigned by any of the Parties and any purported assignment made without such consent shall be null and void; provided that the Company may assign its right to purchase the Units to a wholly owned Subsidiary of the Company without the prior written consent of any other Party.

Section 9.8                                      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall constitute one and the same instrument.

Section 9.9                                      Entire Agreement.  This Agreement, including the Schedules, Exhibits, Annexes, certificates and lists referred to herein, any documents executed by the Parties simultaneously herewith or pursuant thereto constitute the entire understanding and agreement of the Parties hereto with respect to the subject matter hereof (except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing) and supersedes all other prior agreements and understandings, written or oral, between the Parties with respect to such subject matter.

Section 9.10                                Severability.  If any provision of this Agreement, or the application thereof to any Person or circumstance, is invalid or unenforceable in any jurisdiction, (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of their invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.11                                Amendments and Waivers.  This Agreement may not be amended, altered or modified except by written instrument executed by each of the Parties hereto.  The failure by any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any Party hereto in connection with this Agreement shall not be valid unless agreed to in writing by such Party.

Section 9.12                                Mutual Drafting; Interpretation.  Each Party hereto has participated in the drafting of this Agreement, which each such Party acknowledges is the result of extensive negotiations between the Parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

[Remainder of Page Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

DEERFIELD CAPITAL CORP.

By:	/s/ Jonathan Trutter
Name: Jonathan Trutter
Title: Chief Executive Officer

INVESTOR:

BOUNTY INVESTMENTS, LLC

By:	/s/ Andrew Intrater
Name: Andrew Intrater
Title: Chief Executive Officer

MANAGER:

COLUMBUS NOVA CREDIT INVESTMENTS MANAGEMENT LLC

By:	/s/ Andrew Intrater
Name: Andrew Intrater
Title: CEO of Bounty Investments, LLC, as its sole member